   As filed with the Securities and Exchange Commission on September 18, 2000

                                            Registration Statement No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    Form S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                            Plumtree Software, Inc.
             (Exact name of Registrant as specified in its charter)

           California                          7372                        94-3249110
  (State or Other Jurisdiction
               of                  (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)      Identification Number)

                               ----------------

                               500 Sansome Street
                            San Francisco, CA 94111
                                 (415) 263-8900
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------

                                   John Kunze
                     President and Chief Executive Officer
                            Plumtree Software, Inc.
                               500 Sansome Street
                            San Francisco, CA 94111
                                 (415) 263-8900
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ----------------

                                   Copies to:

           Gregory C. Smith, Esq.                          Stanton D. Wong, Esq.
         Keith L. Belknap, Jr., Esq.                      David R. Lamarre, Esq.
  Skadden, Arps, Slate, Meagher & Flom LLP                  Paul C. McCoy, Esq.
      525 University Avenue, Suite 220                    Jennifer M. Lurie, Esq.
         Palo Alto, California 94301                   Pillsbury Madison & Sutro LLP
               (650) 470-4500                                  P.O. Box 7880
                                                   San Francisco, California 94120-7880
                                                              (415) 983-1000

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                                                Proposed Maximum
          Title of Each Class of            Aggregate Offering Price  Amount of Registration
        Securities To Be Registered                   (1)                      Fee
--------------------------------------------------------------------------------------------
Common stock, no par value per share......        $75,000,000                $19,800
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2000

                                       Shares

                                     [LOGO]

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between
$          and $         per share. We have applied to list our common stock on
The Nasdaq Stock Market's National Market under the symbol PLUM.

  The underwriters have an option to purchase a maximum of       additional
shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

                                                     Underwriting
                                        Price to    Discounts and   Proceeds To
                                         Public      Commissions      Plumtree
                                     -------------- -------------- --------------
Per Share...........................     $              $              $
Total...............................  $              $              $

  Delivery of the shares of Common Stock will be made on or about        ,
2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                               Robertson Stephens

                                                           Dain Rauscher Wessels

                 The date of this prospectus is        , 2000.

   [Near the center of the page is a view of a Plumtree Corporate Portal computer screen snapshot. Several arrows are pointing towards different elements of the screen snapshot. These arrows include call-out captions describing the elements pointed out in the screen snapshot. The page is titled "Plumtree Corporate Portal" on the top line and "The Center of your Business" on the second line. At the bottom of the page is the Plumtree logo and the text "Plumtree Software".]

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3

Risk Factors.............................................................   6

Special Note About Forward-Looking Statements............................  17

Use of Proceeds..........................................................  18

Dividend Policy..........................................................  18

Capitalization...........................................................  19
Dilution.................................................................  20

Selected Financial Data..................................................  22

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23

Business.................................................................  33

                                                                            Page
                                                                            ----
Management.................................................................  45

Certain Relationships and Related Transactions.............................  53

Principal Stockholders.....................................................  54

Description of Capital Stock...............................................  56

Shares Eligible for Future Sale............................................  58

Underwriting...............................................................  59

Notice to Canadian Residents...............................................  62

Legal Matters..............................................................  63

Experts....................................................................  63

Available Information......................................................  63

Index to Financial Statements.............................................. F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                     Dealer Prospectus Delivery Obligation

   Until        , 2000 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the securities being sold in this offering, together with the financial statements and related notes appearing elsewhere in this prospectus.

                            Plumtree Software, Inc.

   We provide infrastructure software that brings together a wide range of applications and information in a comprehensive Internet platform known as a corporate portal. This platform, the Plumtree Corporate Portal, gives employees, partners and customers a single, personalized destination for the key information and services they need to do business with an organization. The hallmark of this platform is its extensibility, which allows our customers and alliance members to integrate in the portal electronic resources from other corporate systems and the Internet. By combining these resources in a Web experience that virtually everyone can understand, our platform enables organizations to deliver new services to broad audiences quickly, create greater returns on traditional applications and project a focused view of the business for faster growth and better customer and partner support. We have fortified our platform through alliances with over 80 technology vendors and systems integrators. We have sold our software to more than 100 customers, with licenses for 10,000 or more users at Andersen Consulting LLP, BP International Limited, Ford Motor Company, Hy-Vee, Inc., Ketchum, Kmart Corporation, Motorola, Inc. and The Procter & Gamble Company.

   The Internet has led to a proliferation of new online services, and opened applications previously reserved for specialists to broader audiences. In response to these changes in the business landscape, organizations are investing substantial resources in Internet infrastructure software. International Data Corporation, or IDC, estimates that the market for Internet infrastructure software will grow at a compounded annual growth rate of 31% from an estimated $9.4 billion in 1998 to $36.2 billion in 2003. To compete effectively in this information-intensive environment, organizations are seeking to give new classes of employees a complete view of the business, and to provide customers and partners with a secure gateway to proprietary information and services. Organizations' attempts to develop their own solutions often fail to keep pace with the volume and variety of electronic resources typically integrated in a corporate portal. Established software vendors are Web-enabling their own applications, but are often limited by architectures designed to process one type of data, and their applications typically compete with other applications integrated in a portal. Emerging software vendors may lack the product capabilities and partner support necessary to offer a portal to a wide range of information and services.

   The Plumtree Corporate Portal is designed to bring together in a single platform a broad range of electronic resources for the broadest possible audience. The platform assembles information and services from disparate systems in a personalized page, and organizes documents in an enterprise-wide directory. We designed our platform to support enterprise-wide deployments to hundreds of thousands of users, integrating thousands of different sources of information and services. The platform is based on an open network architecture for sharing the resources assembled by one portal with other businesses, platforms and devices.

   Our objective is to lead the corporate portal market with the most comprehensive, innovative portal technology, the broadest alliance network and the most satisfied customers. To accomplish this, we intend to:

  . Establish our product as a platform for integrating all of an organization's existing resources on the Internet, and for delivering new services to that organization.

  . Build new alliances with technology vendors and systems integrators that can extend our platform to incorporate new types of information and services.

  . Increase our market share among industry-leading customers, increasing the number of users of our platform.

  . Capitalize on a network effect, selling our software to new customers that seek to exchange information and services with our existing customers.

   Our principal executive offices are located at 500 Sansome Street, San Francisco, California 94111, and our telephone number is 415-263-8900. Our Web site is www.plumtree.com. The information on our Web site does not constitute part of this prospectus.

                                  The Offering

 Common stock offered.......................        shares

 Common stock to be outstanding after the
  offering..................................        shares

 Use of proceeds............................  For working capital and other general corporate purposes. In
                                              addition, we may use a portion of
                                              the net proceeds to acquire
                                              complementary products,
                                              technologies or businesses. See
                                              "Use of Proceeds."

 Proposed Nasdaq National Market symbol.....  PLUM

   The number of shares of common stock to be outstanding after this offering is based on the number of securities outstanding as of August 31, 2000, and excludes:

  . 4,948,630 shares issuable upon exercise of options outstanding as of August 31, 2000 at a weighted average exercise price of $1.51 per share;

  . 11,446,333 additional shares available for future issuance under our stock option plans;

  . 1,000,000 shares available for future issuance under our employee stock purchase plan; and

  . 355,809 shares issuable upon exercise of warrants outstanding as of August 31, 2000 at a weighted average exercise price of $0.50 per share.

                                ----------------

   Unless otherwise indicated, information in this prospectus assumes:

  . the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering; and

  . no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                Six Months
                                              Year Ended           Ended
                                             December 31,        June 30,
                                            ----------------  ----------------
                                             1998     1999     1999     2000
                                            -------  -------  -------  -------
                                                                (unaudited)
Statements of Operations Data:
Revenue...................................  $   181  $ 3,354  $   685  $ 8,843
Total cost of revenue.....................       19    1,208      211    3,443
Total operating expenses..................    3,972    9,025    3,311   11,779
Loss from operations......................   (3,810)  (6,879)  (2,837)  (6,379)
Net loss..................................   (3,782)  (7,030)  (2,931)  (6,319)
                                            -------  -------  -------  -------
Net loss per common share, basic and
 diluted..................................  $ (1.08) $ (1.78) $ (0.80) $ (1.22)
                                            =======  =======  =======  =======
Pro forma net loss per common share, basic
 and diluted (unaudited)..................           $ (0.51)          $ (0.32)
                                                     =======           =======
Weighted average common shares, basic and
 diluted..................................    3,509    3,944    3,658    5,165
                                            =======  =======  =======  =======
Pro forma weighted average shares
 outstanding, basic and diluted
 (unaudited)..............................            13,843            20,054
                                                     =======           =======

                                                      June 30, 2000
                                           -----------------------------------
                                                                    Pro Forma
                                             Actual     Pro Forma  As Adjusted
                                           ----------- ----------- -----------
                                           (unaudited) (unaudited) (unaudited)
Balance Sheet Data:
Cash and cash equivalents.................   $14,899     $14,899     $
Total assets..............................    28,272      28,272
Long-term obligations, net of current
 portion..................................       422         422
Convertible preferred stock...............    36,507         --
Total stockholders' equity ...............    20,478      20,478

                                ----------------

   The balance sheet data is shown on a pro forma basis to give effect to:

  . the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering.

   The balance sheet data is shown on a pro forma as adjusted basis to give effect to:

  . the sale of the        shares of common stock that we are offering under
    this prospectus at an assumed initial public offering price of $      per
    share and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

   You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We have a short operating history, and, as a result, you may have difficulty evaluating our business and operating results.

   We were founded in 1996 and began offering version 1.0 of our corporate portal product in March 1998. We are now selling version 3.5 of the Plumtree Corporate Portal. Version 4.0 of our product is scheduled for release in the fourth quarter of 2000. We cannot predict whether this version of our product will be successful. We have a short operating history, which makes the evaluation of our business operations and our prospects difficult. We have derived all of our revenue from licensing our Plumtree Corporate Portal product and related services. Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those companies whose businesses depend on the Internet. These risks and difficulties, as they apply to us in particular, include:

  . potential fluctuations in operating results and uncertain growth rates;

  . limited market acceptance of our products;

  . concentration of our revenue in a single product;

  . our need to expand our direct sales forces and indirect sales channels;

  . our need to manage rapidly expanding operations; and

  . our need to attract and train qualified personnel.

We have a history of losses, we expect future losses, and we may not be profitable or maintain profitability in the future.

   We have incurred substantial net losses in each fiscal quarter since our inception in July 1996 and do not expect to achieve profitability in the foreseeable future. For the year ended December 31, 1999, we incurred net losses of approximately $7.0 million, and for the six months ended June 30, 2000, we incurred net losses of approximately $6.3 million. As of June 30, 2000 we had an accumulated deficit of approximately $18.7 million. Given the level of our planned operating and capital expenditures, we expect to incur losses and negative cash flows for the foreseeable future.

   We may be unable to increase revenue or to achieve or maintain profitability on a quarterly or annual basis, which may restrict our ability to pursue our business strategy. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our ability to increase revenue and achieve profitability also will be affected by other risks and uncertainties described in this section and in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The failure to attain profitability will have a harmful effect on our business and the value of our common stock.

Our operating results in one or more future periods are likely to fluctuate significantly, and if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly.

   As a result of our limited operating history and the emerging nature of the market in which we compete, we are unable to accurately forecast our revenue or expenses. Our success is dependent upon our ability to enter into and maintain strategic relationships with customers and to develop and maintain volume usage of our product by our customers. Our license revenue is comprised substantially of one-time license fees. As a result, we will be required to regularly and increasingly sign additional customers with substantial license fees on a timely basis to realize comparable or increased license revenue.

   Our services and maintenance revenue historically has been comprised almost entirely of installation, modification and consulting fees and support and maintenance fees. Our services revenue has lower gross margin than our license revenue. If the percentage of our services revenue increases compared to the percentage of license revenue, our profitability would be impaired. Our maintenance contracts are generally renewable for 12-month periods. If our customers elect not to renew their maintenance contracts, our revenue could decline.

   We expect to experience significant fluctuations in our future results of operations due to a variety of factors, some of which are outside of our control, including:

  . demand for and market acceptance of our products and services;

  . our expansion into international markets;

  . introduction of products and services and enhancements by us and our competitors;

  . competitive factors that affect our pricing;

  . changes in the mix of products and services we sell;

  . changes in the various sales channels through which our products and services are sold;

  . the timing and magnitude of our capital expenditures, including costs relating to the expansion of our operations;

  . the size and timing of customer orders, particularly large orders, some of which may represent more than 10% of total revenue during a particular quarter;

  . the size and timing of customer deployments;

  . the hiring and retention of key personnel; and

  . acquisitions that we complete or propose.

   As a result of these factors, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our operating results. Moreover, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we would expect to experience an immediate and significant decline in the trading price of our stock.

Because our quarterly results often depend on a small number of large orders, our quarterly operating results are difficult to forecast and may fluctuate.

   We derive a significant portion of our software license revenue in each quarter from a small number of relatively large orders. For example, in each of the last six quarters for the period ended June 30, 2000, we had at least one customer that accounted for 10% or more of the total revenue for the quarter. Our operating results could be harmed if we were unable to complete one or more substantial license sales in any future period.

Our business currently depends on revenue related to the Plumtree Corporate Portal, and if the market does not increasingly accept this product and related components, we may never become profitable.

   We generate our revenue from licenses and services related to the product comprising the Plumtree Corporate Portal, including the Plumtree Portal Gadgets, the building blocks from which users assemble a personalized page. We expect that this product, and future upgraded versions of this product, will continue to account for a large portion of our revenue in the foreseeable future. Our future financial performance will depend on increasing acceptance of our current product and on the successful development, introduction and customer acceptance of new and enhanced versions of our product. If we fail to deliver the enhancements to our product that customers want, demand for our product and our revenue may decline.

Our sales and implementation cycles are long, unpredictable and subject to seasonal fluctuations, making it difficult to accurately forecast our revenue.

   The typical sales cycle of our product can be long and unpredictable. A successful sales cycle may last six months or longer, and typically includes presentations to both business and technical decision makers. The implementation of our product can be time-consuming and often involves a significant commitment of resources by prospective customers. Accordingly, a purchase decision for a potential customer typically requires the approval of several senior decision makers, often requiring us to expend substantial resources educating prospective customers about our software. Our sales cycle is also affected by the business conditions of each prospective customer and seasonal fluctuations as a result of customers' fiscal year budgeting and purchasing cycles. This cycle is also subject to a number of significant delays over which we have little or no control.

We depend on technology licensed from third-party software developers, including Verity, Inc., and if we fail to maintain these license arrangements, this could delay or impair our ability to develop and sell our product and services.

   We incorporate into our product third-party software that enables the functionality of our product. For example, we license our search engine, which is integrated into the Plumtree Corporate Portal, from Verity. This third-party software may not continue to be available on commercially reasonable terms or with acceptable levels of support, or at all. Some of these third-party software developers, including Verity, offer products that compete with the Plumtree Corporate Portal. Our loss of or inability to maintain any of these software licenses could delay or impair the sale of our product and services until equivalent software, if available, is identified, licensed and integrated, which could adversely affect our business and impair our future growth.

We depend on our direct sales force to sell our product and if we fail to hire and train new sales personnel, our future growth will be constrained.

   We primarily sell our product through our direct sales force and we expect to continue to do so in the future. Our ability to achieve revenue growth in the future will depend on our ability to recruit and train sufficient direct sales personnel. We have in the past and may in the future experience difficulty in recruiting qualified sales personnel. Our inability to rapidly and effectively expand our direct sales force could impair our growth and cause our stock price to fall.

If our alliances with systems integrators and resellers are discontinued, it may be more difficult for us to maintain certain features of our product or reach particular customers or markets.

   We have relationships with over 50 systems integrators and resellers to provide our customers with rapid and comprehensive deployment of the Plumtree Corporate Portal. Although our relationships are a key factor in our overall business strategy, our alliance members may not view their relationships with us as significant to their own businesses. A number of our competitors may have stronger relationships with these systems integrators and, as a result, these systems integrators may be more likely to recommend competitors' products and services. Our arrangements generally rely on voluntary efforts of these systems integrators and resellers. In addition, our agreements with these entities may be terminated by either party with limited notice.

While we currently invest significant resources to develop these indirect sales channels and plan to continue to do so, we may not succeed in establishing channels that can market our product effectively and provide timely and cost-effective customer support and services. If we are unable to maintain our existing relationships or fail to enter into additional relationships, our ability to increase our sales and reduce expenses will be harmed, and we could also lose anticipated customer introductions and co-marketing benefits. Even if we succeed in establishing these relationships, they may not result in additional customers or revenues.

If our alliances with technology providers are discontinued, our future growth will be impaired.

   We have relationships with technology providers to provide our customers with robust support of many applications and services. Although these relationships are a key factor in our overall business strategy, our alliance members may not view their relationships with us as significant to their own businesses. A number of our competitors may have stronger relationships with these technology and content vendors, and, as a result, these alliance members may be more likely to support our competitors' products and services. Our arrangements generally do not establish minimum performance requirements but instead rely on voluntary efforts. In addition, most of our agreements with these entities may be terminated by either party with limited notice. We currently invest significant resources to develop these alliances and plan to continue to do so. If we are unable to maintain our existing relationships or fail to enter into additional relationships, our ability to increase our sales could be harmed, and we could also lose anticipated customer introductions and co-marketing benefits. Even if we succeed in establishing these relationships, they may not result in additional customers or revenue.

If our software contains errors, we may lose customers or experience reduced market acceptance of our product.

   Our software product is inherently complex and may contain defects and errors that are detected only when the product is in use. The latest version of our product, version 4.0, has been introduced only very recently on a pilot-basis, which increases the risk of undetected defects or errors. In addition, third-party software that we incorporate into our product has contained, and will in the future contain, defects or errors. Some of our Plumtree Corporate Portal customers require, or may require, enhanced modifications of our software for their specific needs. Modifications may increase the likelihood of undetected defects or errors. Further, we often render implementation, consulting and other technical services, the performance of which typically involves working with sophisticated software, computing and networking systems. As a result of product defects or failure to meet project milestones for services, we may lose customers, customers may not implement our products more broadly within their organization and we may experience product liability claims and reduced market acceptance of our product.

If we are unable to develop products that are compatible and can be integrated with a large variety of hardware, software, database and networking systems, our ability to attract and retain customers will be harmed.

   The Plumtree Corporate Portal is designed to support a broad set of enterprise applications and services through Plumtree Portal Gadgets. To gain broad market acceptance, we believe that we must support an increased number of applications and services in the future. If the underlying applications and services are upgraded or changed, maintaining this support may be difficult or impossible. If we are unable to support an increased number of applications and services in the future or if we are unable to maintain compatibility with these systems, our ability to attract and retain customers will be harmed.

If we do not expand our customer base, we may never become profitable and our stock price will likely decline.

   The market for corporate portal software is newly emerging and there can be no assurance that additional customers will adopt our product. Accordingly, we cannot accurately estimate the potential demand for our product and services. We believe that market acceptance of our product and services depends principally on our ability to:

  . effectively market the Plumtree Corporate Portal, related components and services;

  . hire, train and retain a sufficient number of qualified sales and marketing personnel;

  . provide high-quality and reliable customer support for our product;

  . distribute and price our product and services in a manner that is more appealing to customers than that of our competitors;

  . develop a favorable reputation among our customers, potential customers and participants in the software industry; and

  . withstand downturns in general economic conditions or conditions that slow corporate spending on software products.

   Some of these factors are beyond our control. If our customer base does not expand, we may never become profitable.

Customers in a preliminary phase of implementing our product may not proceed on a timely basis or at all.

   Some of our customers are currently in a pre-deployment or pre-launch stage of implementing our product and may encounter delays or other problems in introducing it. A customer's decision not to implement our product, or a delay in implementation, could result in a delay or loss in related revenue or otherwise harm our business and prospects. We cannot predict when any customer that is currently in a pilot or preliminary phase will implement broader use of our product.

Security breaches with our software may lead to unexpected capital expenditures and cause a loss in revenue and reputation.

   Our product is also designed to facilitate the secure transmission of sensitive business information to specified parties outside the business over the Internet. This includes product information, competitive intelligence, sales and inventory data, sales reports and corporate e-mail. As a result, the reputation of our software product for providing security is vital to their acceptance by customers. Our product may be vulnerable to theft or other improper activity that could jeopardize the security of information for which we are responsible. Problems caused by security breaches could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of research and development resources, harm to our reputation, customer claims against us, increased insurance costs or increased service and warranty costs.

Capacity restrictions of our software could reduce the demand for and use of our product, which may limit our ability to generate license revenue.

   Our product is designed to support enterprise-wide deployments with hundreds of thousands of users. However, the amount of information and the number of concurrent users that our product can support in any particular deployment is uncertain. If the capacity boundaries are reached, our customers may be dissatisfied with our product, and we may lose customers or fail to gain new customers.

If we are unable to retain key personnel, our growth will be limited.

   We are highly dependent on certain members of our management staff, including, without limitation, our Chief Executive Officer, John Kunze, our Vice President of Product Development, John Hogan, and our Vice

President of Worldwide Field Operations, Jim Flatley. The loss of one or more of these officers might impede the achievement of our business objectives.

If we are unable to hire and integrate new personnel, our operations will be disrupted and our growth impaired.

   Recruiting and retaining qualified technical personnel is critical to our success. If our business grows, we will also need to recruit a significant number of management, technical and other personnel for our business. Competition for employees in our industry is intense, particularly in the Silicon Valley region of Northern California where our principal offices are located. If we are not able to continue to attract and retain skilled and experienced personnel on acceptable terms, our growth may be limited due to our limited capacity to develop and market our product. We are currently recruiting personnel for technical, marketing, sales and administrative functions. Once hired, these people will need time to familiarize themselves with Plumtree and our business practices. We expect to continue to hire additional employees in order to grow our business. The integration of new personnel has resulted and will continue to result in some disruption to our ongoing operations. Our failure to complete this integration in an efficient manner could harm our business and prospects.

Managing the growth of our operations will continue to strain managerial, operational and financial resources.

   The planned expansion of our operations will place a significant strain on our management, financial controls, operations systems, personnel and other resources. Our ability to manage our future growth, should it occur, will depend in large part upon a number of factors, including our ability to rapidly:

  . build and train our sales and marketing staff to create an expanding presence in the evolving corporate portal market, and keep them fully informed over time regarding the technical features, issues and key selling points of our product;

  . develop our customer support capacity as sales of our product grow, so that we can provide customer support without diverting resources from product development efforts; and

  . expand our internal management and financial controls significantly, so that we can maintain control over our operations and provide support to other functional areas within Plumtree as the number of our personnel and size of our organization increases.

   Our inability to achieve any of these objectives could harm our business, operating results and financial condition.

We may be unable to grow our international operations, which could impair our overall growth.

   Our revenue from sales outside the United States constituted less than 3% of our total revenue during 1999 and approximately 4.6% of our total revenue for the six months ended June 30, 2000. We have expanded our international operations, and we are seeking to increase the portion of our revenue that is derived from sources outside the United States. If we are unable to grow our international operations, we may not generate sufficient revenue to offset the expenditures required to establish and maintain the international sales and marketing operations, which could slow or undermine our overall growth.

   We also expect to commit additional resources to modify our product for selected international markets, including Europe and Asia, and developing international sales and support organizations. However, even if we successfully expand our international operations and successfully modify our product, there can be no assurance that we will be able to maintain or increase international market demand for our product.

   Our international operations are subject to a number of risks, including:

  . costs of modifying our product for foreign countries;

  . compliance with multiple, conflicting and changing foreign governmental laws and regulations, including intellectual property, securities and employment laws;

  . longer sales cycles;

  . import and export restrictions and tariffs;

  . fluctuations in foreign currency exchange rates;

  . difficulties in staffing and managing international operations; and

  . greater difficulty or delay in accounts receivable collection.

Product liability claims could divert management's attention and be costly to defend.

   Our license agreements with customers typically contain provisions designed to limit our exposure to potential product liability claims. Not all domestic and international jurisdictions may enforce these limitations. Although we have not experienced any product liability claims to date, we may encounter this type of claim in the future. Product liability claims brought against us, whether or not successful, could divert the attention and resources of our management and key personnel, could be costly to defend and could require us to pay significant monetary damages.

If we are unable to effectively protect our proprietary rights, our competitors may be able to copy important aspects of our product or product presentation, which would undermine the relative appeal of our product to customers and reduce our sales.

   We believe that proprietary rights are important to our business. We have filed one provisional patent application with the U.S. Patent and Trademark Office. However, our current or future patent applications may not be granted, and it is possible that any patents issued to us may be circumvented by our competitors or otherwise may not provide significant protection or commercial advantage to us. Similarly, our trademark, service mark and copyright rights may not provide significant protection or commercial advantage to us, and the measures we take to maintain the confidentiality of our trade secrets may not be effective.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our software product or technology without authorization. Policing unauthorized use of our product is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as those in the United States.

   We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, control access to our source code and other proprietary technology and limit distribution of our software, documentation and other proprietary information. These measures afford only limited protection and may be inadequate. Others may develop noninfringing technologies that are similar or superior to our own.

If our product employs technology that infringes the proprietary rights of others, we may be forced to pay high prices to license technology or stop selling our product.

   We expect that software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments expands and overlaps. Third parties may claim our product infringes their intellectual property rights. Regardless of whether these claims have any merit, they could:

  . be time-consuming to defend;

  . result in costly litigation;

  . divert our management's attention and resources;

  . require us to indemnify alliance members or customers;

  . cause product shipment delays; or

  . require us to enter into royalty or licensing agreements, which may not be available on terms acceptable to us, if at all.

   A successful claim of infringement against us or our failure or inability to license the infringed or similar technology could damage our business because we could be required to pay substantial monetary damages and would not be able to sell our product without redeveloping them or otherwise incurring significant additional expenses.

We may be subject to misappropriation claims by former employers of our personnel, which could be costly and disruptive to our business.

   From time to time, we hire or retain employees or consultants who have worked for independent software vendors or other companies developing products similar to those offered by us. Those prior employers may claim that our product is based on their products and that we have misappropriated their intellectual property. Any claims of that variety, with or without merit, could cause a significant diversion of management attention, result in costly and protracted litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Those royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could harm our business.

Acquisitions of companies or technologies may result in disruptions to our business and management due to difficulties in assimilating personnel and operations.

   We may make acquisitions or investments in other companies or technologies. We may not realize the anticipated benefits of any acquisition or investment. If we make any acquisitions, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. In addition, our profitability may suffer because of acquisition-related costs, amortization costs for acquired goodwill and other intangible assets, or undisclosed liabilities of the acquired business.

We will need significant additional funds, which we may be unable to obtain on terms acceptable to us or at all.

   The expansion and development of our business will require significant capital to fund our operating expenses, working capital needs and capital expenditures. During the next 18 months, we expect to meet our cash requirements with existing cash and cash equivalents and short-term investments, the net proceeds from this offering, cash flow from sales of our product and services and proceeds from existing and future working capital lines of credit and other borrowings. Our failure to generate sufficient cash flows from sales of product and services or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities.

   Future equity or debt financing may not be available to us on favorable terms or at all. The terms of our existing loan agreement with Silicon Valley Bank limits our ability to incur additional indebtedness. Future borrowing instruments, such as credit facilities and lease agreements, are also likely to contain restrictive covenants and will likely require us to pledge assets as security for borrowings under those future arrangements. If we raise additional funds through the issuance of equity securities, the issuance could result in substantial dilution to existing stockholders. Our inability to obtain additional capital on satisfactory terms may result in a delay or failure to develop and enhance our products, acquire new technologies or businesses, expand operations and hire and train employees.

Risks Relating to Our Industry

Intense competition and consolidation in our industry could limit our ability to attract and retain customers.

   The market for our product is intensely competitive and highly fragmented, characterized by rapid technological change, evolving industry standards and changes in customer needs, and new product introductions and improvements. Our current competitors include established software vendors that are Web-enabling their applications or are building infrastructure software, emerging companies offering competitive products and companies choosing to build their own solutions. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products and a larger installed customer base, any of which could provide them with a significant competitive advantage. In addition, new competitors, or alliances among existing and future competitors, may emerge and rapidly gain significant market share. If we are unable to compete successfully against current and future competitors, we may be unable to attract and retain customers. Increased competition could also result in price reductions for our product and lower profit margins and reduced market share, any of which could harm our business, results of operations and financial condition.

Difficulties in introducing new products and enhancements in a timely manner will make market acceptance of our products less likely.

   New products, platforms and language support can require long development and testing periods. Any delays in developing and releasing new products could harm our business. New products or enhancements may not be released according to schedule or may contain defects when released. For example, version 4.0 of our product has been developed only very recently, which increases the risk of undetected defects or errors. Either situation could result in adverse publicity, loss of sales, delay in market acceptance of our products or customer claims against us, any of which could harm our business. We may be unable to successfully develop and market product enhancements or new products that respond to these technological changes, shifting customer tastes or evolving industry standards, and may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products. If we are unable to develop and introduce new products or enhancements of existing products in a timely manner or if we experience delays in the commencement of commercial shipments of new products and enhancements, our ability to attract and retain customers will be harmed.

If we fail to manage technological change, demand for our product and services will drop and our revenue will decline.

   The market for corporate portals is still in an early stage of development and is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and changes in customer demands. Our future success will depend to a substantial degree on our ability to offer products and services that incorporate leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. You should be aware that:

  . our technology or systems may become obsolete upon the introduction of alternative technologies;

  . the technological life cycles of our product are difficult to estimate;

  . we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings; and

  . the price of the products and services we provide may decline as rapidly as, or more rapidly than, the price of any competitive alternatives.

   We may not be able to effectively respond to the technological requirements of the changing market for corporate portals. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of those technologies and equipment are likely to continue to require significant capital investment by us. We may not have sufficient capital for this purpose in the future, and even if available, investments in new technologies may not result in commercially viable technological processes and there may not be commercial applications for those technologies. If we do not develop and introduce new products and services, and achieve market acceptance in a timely manner, demand for our products and services will drop and our revenue will decline.

If we fail to adequately respond to changes in customer needs, our ability to attract and retain customers will suffer.

   We expect that our customers increasingly will demand additional information and reports with respect to the services we provide. To meet these demands, we must develop and implement expanded customer support services to enable future sales growth. In addition, if we are successful in implementing our marketing strategy, we expect the demands on our technical support resources to grow rapidly, and we may experience difficulties in responding to customer demand for our services and providing technical support in accordance with our customers' expectations. We expect that these demands will require not only the addition of new management personnel, but also the development of additional expertise by existing management personnel and the establishment of long-term relationships with third-party service vendors. If we are unable to address these customer demands, our ability to attract and retain customers will suffer.

Risk Relating to this Offering

Future sales of common stock could depress our stock price.

   We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will depress the market price for our common stock or adversely affect our ability to raise capital by offering equity securities. Sales of substantial amounts of common stock, or the perception that these sales could occur, may depress prevailing market prices for the common stock.

   After this offering, approximately      shares of common stock will be
outstanding. All of the shares sold in this offering will be freely tradeable except for any shares purchased by affiliates of Plumtree. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market as follows:

   Date of Availability for Sale                              Number of Shares
   -----------------------------                              ----------------
   As of the date of this prospectus.........................        --
          , 2000.............................................
                                                                   -----
   At various times thereafter upon expiration of applicable
    holding periods..........................................
                                                                   -----

   Credit Suisse First Boston Corporation may release all or a portion of the shares subject to lock-up agreements at any time without notice. See "Underwriting" and "Shares Eligible for Future Sale."

Stock prices of infrastructure software companies are especially volatile, and this volatility may depress our stock price.

   We cannot predict the extent to which investor interest in Plumtree will lead to the development of a trading market or how liquid that market might become. Before this offering, there has been no public market for our common stock. We intend to list the common stock on the Nasdaq National Market. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The stock market has experienced significant price and volume fluctuations and the market prices of securities of infrastructure software companies have been highly volatile. You may not be able to resell your shares at or above the initial public offering price or at all. See "Underwriting."

   In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. The institution of this type of litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could harm our business and prospects.

Our stock ownership will continue to be concentrated in the hands of management and existing stockholders, which could adversely affect our business and depress our stock price.

   Upon completion of this offering, our present directors, executive officers
and principal stockholders as a group will beneficially own approximately     %
of the outstanding common stock (    % if the underwriters' over-allotment
option is exercised). Accordingly, if all or particular stockholders were to act together, they would be able to exercise significant influence over or control the election of our board of directors, the management and policies of our company and the outcome of particular corporate transactions or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

Anti-takeover provisions in our certificate of incorporation and bylaws could discourage or prevent an acquisition of our company, and could affect the price of our common stock.

   Provisions of the certificate of incorporation and bylaws that we intend to adopt before the closing of this offering may inhibit changes of control that are not approved by our board of directors. These include provisions classifying our board of directors, prohibiting stockholder action by written consent and requiring advance notice for nomination of directors and stockholders' proposals. In addition, as a Delaware corporation, we will be subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of the corporation's outstanding voting stock, from engaging in a business combination, as defined, for three years following the date that person became an interested stockholder unless specified conditions are satisfied. Our certificate of incorporation and bylaw provisions and Delaware law could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at prices above the then-current fair market value of our common stock, that could result from takeover attempts. In addition, our certificate of incorporation will allow our board of directors to issue, without further stockholder approval, preferred stock that could have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock also could adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. The provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, may have the effect of discouraging or preventing an acquisition, or disposition of, our business. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Our management has broad discretion over the use of proceeds from this offering, and the failure of management to apply these funds effectively could seriously harm our business and results of operations.

   We have not determined and cannot predict in which, if any, of our existing or future opportunities we will ultimately invest. Therefore, we have broad discretion as to how we spend the proceeds from this offering, and stockholders may not agree with how we use the proceeds. We may not be successful in using the proceeds from this offering in ways that will yield favorable results. See "Use of Proceeds."

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

   Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things:

  . implementing our business strategy;

  . attracting and retaining customers and employees;

  . obtaining and expanding market acceptance of the products and services we offer;

  . forecasts of Internet usage and the size and growth of relevant markets;

  . rapid technological changes in our industry and relevant markets; and

  . competition in our market.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update them or to explain the reasons why actual results differ.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds of approximately $
million from the sale of shares of our common stock in this offering. If the underwriters exercise their over-allotment option in full, we estimate that we
will receive total net proceeds of approximately $      million. These net
proceeds amounts are based upon an assumed initial public offering price of
$      per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. The principal purposes of this offering are to obtain additional capital, to facilitate future access by us to public equity markets and to provide increased visibility and credibility in the marketplace.

   We expect to use the net proceeds from this offering for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements relating to any such transactions.

   We do not have more specific plans for the net proceeds from this offering. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the use of the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending use of the net proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing, investment-grade obligations.

                                DIVIDEND POLICY

   We have never declared or paid dividends on our capital stock. We presently anticipate that we will retain all of our future earnings to finance the development and expansion of our business and provide working capital. Therefore, we do not anticipate paying any cash dividends on our common stock for the foreseeable future. The terms of our existing Silicon Valley Bank loan and security agreement prohibit the payment of dividends, except in specified circumstances.

                                 CAPITALIZATION

   The table below lists our capitalization as of June 30, 2000:

  .  on an actual basis;

  . on a pro forma basis assuming the conversion of all outstanding shares of preferred stock into shares of common stock and changes to our authorized capital stock upon completion of this offering; and

  .  on a pro forma as adjusted basis assuming the sale of the shares of common stock in this offering at an assumed initial public
     offering price of $      per share and after deducting estimated
     underwriting discounts and commissions and estimated offering expenses.

   This information should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                    As of June 30, 2000
                                                               --------------------------------
                                                                                     Pro Forma
                                                                Actual   Pro Forma  As Adjusted
                                                               --------  ---------  -----------
                                                                (in thousands, except share
                                                                           data)
                                                                        (unaudited)
Current portion of long-term obligations...................... $    418  $    418     $
                                                               --------  --------     -------
Long-term obligations, excluding current portion..............      422       422

Stockholders' equity:
  Convertible preferred stock, 16,981,528 shares authorized,
   16,580,830 shares issued and outstanding, actual;
   10,000,000 shares authorized, pro forma and pro forma as
   adjusted; no shares issued and outstanding, pro forma and
   pro forma as adjusted......................................   36,507       --
  Common stock, 31,660,032 shares authorized, 6,937,889 shares issued and outstanding, actual; 48,641,560 shares
   authorized, pro forma and pro forma as adjusted; 23,518,719 shares issued and outstanding, pro forma; 100,000,000
   shares authorized, pro forma as adjusted;
   shares issued and outstanding, pro forma as adjusted.......   11,681    48,188
Warrants......................................................      397       397
Stock-based compensation......................................   (9,426)   (9,426)
Accumulated deficit...........................................  (18,681)  (18,681)
                                                               --------  --------     -------
    Total stockholders' equity ...............................   20,478    20,478
                                                               --------  --------     -------
      Total capitalization.................................... $ 21,318  $ 21,318     $
                                                               ========  ========     =======

   This table excludes, as of August 31, 2000:

  . 4,948,630 shares of common stock issuable upon exercise of options outstanding, at a weighted average exercise price of $1.51 per share;

  . 11,446,333 additional shares of common stock available for future issuance under our stock option plans;

  . 1,000,000 shares of common stock available for issuance under our employee stock purchase plan; and

  . 355,809 shares of common stock issuable upon exercise of warrants outstanding, at a weighted average exercise price of $0.50 per share.

                                    DILUTION

Pro forma net tangible book value

   The pro forma net tangible book value of our common stock was approximately $20.5 million, or approximately $0.86 per share, on June 30, 2000. We calculated pro forma net tangible book value assuming that warrants for 212,168 shares of preferred stock and 143,641 shares of common stock will be exercised and all outstanding shares of preferred stock will convert into common stock when the offering is completed. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding.

Dilution after this offering

   Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

   Assuming our sale of            shares of common stock offered by this
prospectus at an assumed initial public offering price of $      per share, and
after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at June 30, 2000 would
have been approximately $      million or $      per share. This represents an
immediate increase in net tangible book value of $      per share to the
existing stockholders and an immediate dilution of $      per share to new
investors purchasing common stock in this offering.

   The table below illustrates this per share dilution:

Initial public offering price per share............................       $
  Pro forma net tangible book value per share at June 30, 2000..... $0.86
  Increase per share attributable to new investors.................
                                                                    -----
Pro forma net tangible book value per share after this offering....
                                                                          -----
Pro forma dilution per share to new investors......................       $
                                                                          =====

Differences between new and existing stockholders in number of shares and amount paid

   The table below summarizes, on a pro forma basis, as of June 30, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. We
used an assumed initial public offering price of $       per share, and we have
not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                               Shares         Total      Average
                                             Purchased    Consideration   Price
                                           -------------- --------------   Per
                                           Number Percent Amount Percent  Share
                                           ------ ------- ------ ------- -------
Existing stockholders.....................             %   $          %   $
New investors.............................
                                            ----    ---    ----    ---
  Total...................................             %   $          %
                                            ====    ===    ====    ===

   If the underwriters exercise the over-allotment in full:

  . the number of shares of common stock hold by existing stockholders will
    decrease to approximately       % of the total number of shares of our
    outstanding common stock; and

  . the number of shares held by new investors will increase to           ,
    or approximately       % of the total number of shares of our common
    stock outstanding after completion of this offering.

   Except as indicated, the foregoing discussion and tables assume no exercise of any stock options or warrants outstanding. As of August 31, 2000, there were:

  . 4,948,630 shares of common stock issuable upon exercise of options outstanding as of August 31, 2000, at a weighted average exercise price of $1.51 per share;

  . 11,446,333 additional shares of common stock available for issuance under our stock option plans;

  . 1,000,000 shares of common stock available for issuance under our employee stock purchase plan; and

  . 355,809 shares of common stock issuable upon exercise of warrants outstanding, at a weighted average exercise price of $0.50 per share.

The exercise of options or warrants outstanding having an exercise price less than the initial public offering price would increase dilution to new investors.

                            SELECTED FINANCIAL DATA

   The statement of operations data for the period from our incorporation on July 18, 1996 through December 31, 1996, and for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data at December 31, 1997, 1998 and 1999, are derived from our audited financial statements that have been prepared in accordance with generally accepted accounting principles. The statement of operations data for the six months ended June 30, 1999 and 2000, and the balance sheet data at June 30, 2000, are derived from our unaudited financial statements which, in management's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial position and results of operations for those periods. The following data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                            Period from
                             Inception,                                 Six Months
                          July 18, 1996 to Year Ended December 31,    Ended June 30,
                            December 31,   -------------------------  ----------------
                                1996        1997     1998     1999     1999     2000
                          ---------------- -------  -------  -------  -------  -------
                                                                        (unaudited)
                                   (in thousands, except per share data)
Statements of Operations
Data:
Revenue:
 Licenses...............       $ --        $   --   $   166  $ 2,701  $   635  $ 5,921
 Services and
  maintenance...........          74           --        15      653       50    2,922
                               -----       -------  -------  -------  -------  -------
   Total revenue........          74           --       181    3,354      685    8,843
Cost of revenue:
 Cost of licenses.......         --            --       --        90       16      161
 Cost of services and
  maintenance...........         --            --        19    1,118      195    3,282
                               -----       -------  -------  -------  -------  -------
   Total cost of
    revenue.............         --            --        19    1,208      211    3,443

Gross margin............          74           --       162    2,146      474    5,400

Operating expenses:
 Research and
  development...........         --            635    1,109    1,677      675    1,892
 Sales and marketing....         --            575    2,418    5,616    1,994    6,526
 General and
  administrative........          49           386      445    1,407      600    2,296
 Amortization of stock-
  based compensation....         --            --       --       325       42    1,065
                               -----       -------  -------  -------  -------  -------
   Total operating
    expenses............          49         1,596    3,972    9,025    3,311   11,779
Operating income
 (loss).................          25        (1,596)  (3,810)  (6,879)  (2,837)  (6,379)
Other income (expense),
 net....................         --             22       28     (151)     (94)      60
                               -----       -------  -------  -------  -------  -------
Net income (loss).......       $  25       $(1,574) $(3,782) $(7,030) $(2,931) $(6,319)
                               =====       =======  =======  =======  =======  =======
Net income (loss) per
 common share, basic and
 diluted................       $0.04       $ (0.46) $ (1.08) $ (1.78) $ (0.80) $ (1.22)
                               =====       =======  =======  =======  =======  =======
Pro forma net loss per
 common share, basic and
 diluted (unaudited)....                                     $ (0.51)          $ (0.32)
                                                             =======           =======
Weighted average common
 shares outstanding,
 basic and diluted......         563         3,398    3,509    3,944    3,658    5,165
                               =====       =======  =======  =======  =======  =======
Pro forma weighted
 average common shares
 outstanding, basic and
 diluted (unaudited)....                                      13,843            20,054
                                                             =======           =======


                                               December 31,
                                        --------------------------  June 30,
                                        1996  1997   1998   1999      2000
                                        ---- ------ ------ ------- ----------
                                                   (in thousands)  (unaudited)
Balance Sheet Data:
Cash and cash equivalents.............. $ 18 $1,124 $1,574 $ 2,344  $14,899
Working capital........................  --     --   1,366   2,406   17,399
Total assets...........................   49  1,351  2,100   5,600   28,272
Long-term obligations, net of current
 portion...............................  --     107    403     328      422
Convertible preferred stock............  --   2,531  6,533  14,508   36,507
Total stockholders' equity.............   34  1,076  1,296   2,717   20,478

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Financial Statements and related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Overview

 General

   We provide infrastructure software that brings together a wide range of applications and information in a comprehensive Internet platform known as a corporate portal. From our inception in 1996 through the beginning of 1998, we were engaged primarily in developing and marketing our corporate portal product. In March 1998, we released version 1.0 of the Plumtree Corporate Portal. As part of our strategy, we seek to continually enhance the functionality of our software, and subsequently released version 2.0 in November 1998, version 3.0 in June 1999 and version 3.5 in February 2000. Version 4.0 of our portal is scheduled for release in the fourth quarter of 2000.

 Sources of Revenue

   We derive our revenue from software licenses, services and maintenance. To date, substantially all of our revenue has been derived through direct sales. We have recently focused on building our indirect sales channel. Our services include installation, consulting and training. We plan to rely increasingly on third-party consulting organizations to deliver these services. Maintenance services include technical support and software updates. Maintenance contracts are typically one year in duration and can be renewed annually.

 Revenue Recognition

   License revenue is recognized when a contract is executed, all shipment obligations have been met, collection of the fee is fixed or determinable and collectibility is probable. When licenses are sold together with services, license fees are recognized upon shipment, provided that (1) the preceding criteria have been met, (2) payment of the license fees is not dependent upon the performance of the services and (3) the services do not include significant modifications to the features and functionality of the software.

   For arrangements in which payment of license fees are dependent upon the performance of services, both the license revenue and service revenue are recognized in accordance with the provisions of Statement of Position ("SOP") 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." Under this method, license and services revenue is recognized as the services are performed.

   For arrangements which require delivery of unspecified future products over a period, we recognize revenue ratably over the term of the arrangement.

   Services revenue is recognized as the services are performed and consists of consulting, training and installation services that we provide to our customers. If services are bundled with a license agreement, amounts related to services are unbundled from the license fee based on vendor specific objective evidence as established by transactions where such services have been sold separately.

   Maintenance revenue relates to providing technical support and software updates. Maintenance revenue is recognized ratably over the term of the related contract, generally one year. Unrecognized maintenance fees are included in deferred revenue. If maintenance is bundled with a license agreement, amounts related to maintenance are unbundled from the license fee based on vendor specific objective evidence as established by transactions where such maintenance services have been sold separately.

 Amortization of Stock-Based Compensation

   In connection with stock option grants to our employees and others, we have recorded stock-based compensation totaling approximately $10.8 million as of June 30, 2000. This amount represents the difference between the exercise price and the deemed fair market value of our common stock for accounting purposes on the date we granted these stock options. This amount is included as a component of stockholders' equity and is being amortized on an accelerated basis by charges to earnings from operations over the vesting period of the options, generally four years. For 1999, we recorded $325,000 of stock-based compensation amortization expense. For the six months ended June 30, 2000, we recorded approximately $1.1 million of stock-based compensation amortization expense. The amortization of the remaining stock-based compensation will result in additional charges to earnings from operations in 2001 and thereafter.

   An important part of our strategy is to expand our operations and employee base and build our sales, marketing, customer support and technical resources. As of June 30, 2000 we had 152 full-time employees and we intend to hire a significant number of employees in the future. Our planned expansion places significant demands on our management and operational resources. To manage this growth, we will continue to invest in and implement scalable operational systems, procedures and controls. As of June 30, 2000, we had an accumulated deficit of approximately $18.7 million. We expect to continue to incur operating losses for the foreseeable future.

Results of Operations

   The following table sets forth the statements of operations data for each of the periods indicated as a percentage of total revenue. Data for the period from inception (July 18, 1996) to December 31, 1996 and for the year ended December 31, 1997 is not presented because we had no material revenue during those periods.

                                                Six Months
                               Year Ended          Ended
                              December 31,       June 30,
                              ---------------   -------------
                               1998     1999    1999    2000
                              -------   -----   -----   -----
                                                (unaudited)
Revenue:
  Licenses..................     91.7 %  80.5 %  92.7 %  67.0 %
  Services and maintenance..      8.3    19.5     7.3    33.0
                              -------   -----   -----   -----
    Total revenue...........    100.0   100.0   100.0   100.0

Cost of revenue:
  Cost of licenses..........     10.5     2.7     2.3     1.8
  Cost of services and
   maintenance..............      --     33.3    28.5    37.1
                              -------   -----   -----   -----
    Total cost of revenue...     10.5    36.0    30.8    38.9
Gross margin................     89.5    64.0    69.2    61.1

Operating expenses:
  Research and development..    612.7    50.0    98.6    21.4
  Sales and marketing.......  1,336.0   167.4   291.1    73.8
  General and
   administrative...........    245.9    41.9    87.6    26.0
  Amortization of stock-
   based compensation.......      --      9.7     6.1    12.0
                              -------   -----   -----   -----
    Total operating
     expenses...............  2,194.6   269.0   483.4   133.2

Operating loss..............  2,105.1   205.0   414.2    72.1

Other income (expense), net:
  Interest expense..........    (34.8)   (5.4)  (15.5)   (0.7)
  Other income, net.........     50.3     0.9     1.8     1.3
                              -------   -----   -----   -----
    Total other income
     (expense), net.........     15.5    (4.5)  (13.7)    0.6
Net loss....................  2,089.5 % 209.6 % 427.9 %  71.5 %
                              =======   =====   =====   =====

Six Months Ended June 30, 1999 and 2000

Revenue

   Revenue increased from $685,000 for the six months ended June 30, 1999 to approximately $8.8 million for the six months ended June 30, 2000.

   Licenses. Licenses revenue increased from $635,000 for the six months ended June 30, 1999 to approximately $5.9 million for the six months ended June 30, 2000. The increase in license revenue was primarily due to the addition of 52 new license customers.

   Services and Maintenance. Services and maintenance revenue increased from $50,000 for the six months ended June 30, 1999 to approximately $2.9 million for the six months ended June 30, 2000. This increase was the result of an increase in services and maintenance provided in connection with license sales, and the absence of paid services in some of our earlier contracts. This increase included approximately $500,000 in additional maintenance revenue and approximately $2.4 million in additional professional services, training and other revenue.

Cost of Revenue

   Our cost of revenue includes licenses, services and maintenance costs. Cost of revenue increased from $211,000 for the six months ended June 30, 1999 to approximately $3.4 million for the six months ended June 30, 2000. Cost of revenue as a percent of revenue increased from 32% of total revenue for the six months ended June 30, 1999 to 39% for the six months ended June 30, 2000. This change is primarily the result of increased cost of maintenance and professional services, which were 95% of total cost of revenue for the six months ended June 30, 2000.

   Licenses. Our cost of licenses consists of royalty expenses paid to a third-party technology vendor. Costs of licenses increased from $16,000 for the six months ended June 30, 1999 to $161,000 for the six months ended June 30, 2000.

   Services and Maintenance. Our cost of services and maintenance includes salaries and related expenses for our professional service organization, third party consultants and technical support organization. Cost of services and maintenance increased from $195,000 for the six months ended June 30, 1999 to approximately $3.3 million for the six months ended June 30, 2000. This increase was primarily due to a substantial increase in the number of professional services staff in conjunction with increased demand for our product. Historically, cost of services and maintenance has exceeded services and maintenance revenue, and we expect this trend to continue over the near term.

Operating Expenses

   Research and Development. Research and development expenses consist of new software development, the costs associated with our in-house development staff and contract software developers. The costs associated with this in-house development staff consist primarily of salaries, as well as other related expenses. From time to time, this in-house development staff is supported by outside developers on a contractual basis. The costs for the development of new software products and substantial enhancements to existing software products that are eligible for capitalization have not been significant to date and, as such, are expensed as research and development costs in the period in which they are incurred. Research and development expenses increased from $675,000 for the six months ended June 30, 1999 to approximately $1.9 million for the six months ended June 30, 2000. This increase was primarily due to an increase in the number of research and development staff. We expect our research and development expenses to increase in future periods as we continue to improve our software products.

   Sales and Marketing. Sales and marketing expenses consist of payroll expense, including salaries and commissions and related costs for sales and marketing personnel, and promotion expenditures, including public relations, advertising and trade shows. Sales and marketing expenses increased from approximately $2.0 million for the six months ended June 30, 1999 to approximately $6.5 million for the six months ended June 30, 2000.

This increase was primarily due to an increase in the number of sales and marketing personnel. We expect our sales and marketing expenses to increase as we continue to increase our marketing efforts and expand our direct and indirect sales forces.

   General and Administrative. General and administrative expenses consist primarily of salaries for administrative, executive and finance personnel, recruiting costs and information services costs. General and administrative expenses increased from $600,000 for the six months ended June 30, 1999 to approximately $2.3 million for the six months ended June 30, 2000. This increase was primarily due to increases in facilities expense, the number of personnel and professional services fees. We expect that our general and administrative expenses will continue to increase as we expand our operations and incur additional costs related to being a public company.

   Amortization of Stock-Based Compensation. In connection with options granted to employees, directors and consultants during the six months ended June 30, 1999 and June 30, 2000 we recorded stock-based compensation representing the difference between the exercise price of options granted and the deemed fair market value of our common stock at the date of grant. Amortization of stock-based compensation was $42,000 for the six months ended June 30, 1999 and approximately $1.1 million for the six months ended June 30, 2000.

Other Income (Expense), Net

   Other income (expense), net, primarily includes interest income from our cash and cash equivalents, and investments. Interest expense relates to our financing obligations, including bank borrowings. Other income (expense), net, was $94,000 of interest expense for the six months ended June 30, 1999 and $60,000 of interest income for the six months ended June 30, 2000. This increase was primarily due to a higher average cash balance as a result of the proceeds from the issuance of shares of our preferred stock in August 1999 and May 2000.

Years Ended December 31, 1997, 1998 and 1999

Revenue

   Revenue was $181,000 in 1998 and approximately $3.4 million in 1999. We did not recognize any revenue in 1997.

   Licenses. Licenses revenue was $166,000 in 1998 and approximately $2.7 million in 1999. The increase was due primarily to increased market acceptance of the Plumtree Corporate Portal.

   Services and Maintenance. Services and maintenance revenue was $15,000 in 1998 and $653,000 in 1999. The increase was attributable primarily to an increase in services and support provided in connection with increased license sales and growth of our customer base.

Cost of Revenue

   Cost of revenue was $19,000 in 1998 and approximately $1.2 million in 1999. We did not recognize any cost of revenue in 1997 and only limited costs in 1998.

   Licenses. Cost of licenses revenue was $90,000 in 1999. We had no cost of license revenue in 1997 or 1998 due to the limited revenue, if any, recognized in these periods.

   Services and Maintenance. Cost of services and maintenance revenue was $19,000 in 1998 and approximately $1.1 million in 1999. We had no cost of services and maintenance revenue in 1997.

Operating Expenses

   Research and Development. Research and development expenses were $635,000 in 1997, approximately $1.1 million in 1998 and approximately $1.7 million in 1999. These increases were primarily due to the addition of personnel in our research and development department over these periods.

   Sales and Marketing. Sales and marketing expenses were $575,000 in 1997, approximately $2.4 million in 1998 and approximately $5.6 million in 1999. These increases were attributable primarily to hiring additional sales and marketing and customer support employees over these periods as well as increased promotional costs.

   General and Administrative. General and administrative expenses were $386,000 in 1997, $445,000 in 1998 and approximately $1.4 million in 1999.
These increases were due primarily to hiring administrative personnel, professional expenses for legal and accounting support, depreciation expenses for new office equipment and amortization of improvements to our San Francisco offices.

   Amortization of Stock-Based Compensation. In connection with the granting of options to purchase our common stock to certain employees, directors and consultants during the year ended December 31, 1999, we recorded stock-based compensation representing the difference between the exercise price of options granted and the deemed fair market value of our common stock at the time of grant. Amortization of stock-based compensation in the year ended December 31, 1999 was $325,000. For the years ended December 31, 1998 and 1997 we recorded no stock-based compensation.

Other Income (Expense), Net

   Other income (expense), net, was $22,000 in 1997, $28,000 in 1998 and an expense of $151,000 in 1999.

Provision for Income Taxes

   From inception through June 30, 2000, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. Given our losses incurred through June 30, 2000, our losses projected for the remainder of fiscal 2000 and the difficulty in accurately forecasting our future results, management does not believe that the realization of the related deferred income tax asset meets the criteria required by generally accepted accounting principles. Therefore, we have recorded a 100% valuation allowance against the deferred income tax asset. See Note 11 of Notes to our Financial Statements for the components for the deferred income tax asset.

Quarterly Results of Operations

   The following tables set forth selected unaudited statements of operations data for the six quarters ended June 30, 2000. This data has been derived from the unaudited interim financial statements prepared on the same basis as the audited financial statements prepared in accordance with generally accepted accounting principles contained herein and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair presentation of such information when read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter should not be considered indicative of results of any future period.

                                                Three Months Ended
                         -----------------------------------------------------------------
                         March 31, June 30,  September 30, December 31, March 31, June 30,
                           1999      1999        1999          1999       2000      2000
                         --------- --------  ------------- ------------ --------- --------
                                                   (unaudited)
                                                  (in thousands)
Revenue:
  Licenses..............  $   130  $   505      $   578      $ 1,488     $ 2,674  $ 3,247
  Services and
   maintenance..........       45        5          144          459       1,225    1,697
                          -------  -------      -------      -------     -------  -------
    Total revenues......      175      510          722        1,947       3,899    4,944
                          -------  -------      -------      -------     -------  -------
Cost of Revenue:
  Cost of licenses......      --        16           14           60          52      109
  Cost of services and
   maintenance..........       91      104          133          790       1,427    1,855
                          -------  -------      -------      -------     -------  -------
    Total cost of
     revenue............       91      120          147          850       1,479    1,964
                          -------  -------      -------      -------     -------  -------
Gross margin............       84      390          575        1,097       2,420    2,980
                          -------  -------      -------      -------     -------  -------
Operating expenses
  Research and
   development..........      349      327          503          498         775    1,117
  Sales and marketing...      841    1,152        1,639        1,984       2,260    4,266
  General and
   administrative.......      232      368          372          435       1,025    1,271
  Amortization of stock-
   based compensation...       12       30          122          161         225      840
                          -------  -------      -------      -------     -------  -------
    Total operating
     expenses...........    1,434    1,877        2,636        3,078       4,285    7,494
                          -------  -------      -------      -------     -------  -------
Operating income
 (loss).................   (1,350)  (1,487)      (2,061)      (1,981)     (1,865)  (4,514)
Other income (expense),
 net....................       (6)     (89)         (42)         (14)        (16)      76
                          -------  -------      -------      -------     -------  -------
Net income (loss).......  $(1,356) $(1,576)     $(2,103)     $(1,995)    $(1,881) $(4,438)
                          =======  =======      =======      =======     =======  =======

   Our quarterly revenue increased throughout the periods presented primarily as a result of the introduction of new versions of the Plumtree Corporate Portal and the substantial growth of our direct sales force. Cost of revenue has increased in each quarter primarily as a result of hiring new professional services employees. Total operating expense has increased in each quarter primarily due to increased expenses associated with building a sales and marketing infrastructure, including the development of a direct sales force, and increased spending on research and development to support new product introductions and an increase in general and administrative expenses to manage our expanding operations.

   Quarterly research and development expenses substantially increased from the quarter ended June 30, 1999 to the quarter ended September 30, 1999 as a result of significant hiring to develop version 3.5 of our product. Research and development expenses for the quarter ended December 31, 1999 did not increase at the rate of the previous quarter primarily due to a slower rate of growth in personnel. General and administrative expenses increased from the quarter ended December 31, 1999 to the quarter ended March 31, 2000 due to increased professional services fees, implementation of a new financial software system and the addition of new employees.

   As a result of our limited operating history and the emerging nature of the market in which we compete, we are unable to accurately forecast our revenue or expenses. Our success is dependent upon our ability to enter into and maintain strategic relationships with customers and to develop and maintain volume usage of our products by our customers. Our license revenue is comprised substantially of one-time license fees. As a result, we will be required to regularly and increasingly sign additional customers with substantial license fees on a timely basis to realize comparable or increased license revenue.

   Our services and maintenance revenue historically has been comprised almost entirely of installation, modification and consulting fees and support and maintenance fees. Our services revenue has lower gross margin than our license revenue. If the percentage of our services revenue increases compared to the percentage of license revenue, our profitability would be impaired. Our maintenance contracts are generally renewable for 12-month periods. If our customers elect not to renew their maintenance contracts, our revenue could decline.

   We expect to experience significant fluctuations in our future results of operations due to a variety of factors, some of which are outside of our control, including:

  . demand for and market acceptance of our products and services;

  . our expansion into international markets;

  . introduction of products and services and enhancements by us and our competitors;

  . competitive factors that affect our pricing;

  . changes in the mix of products and services we sell;

  . changes in the various sales channels through which our products and services are sold;

  . the timing and magnitude of our capital expenditures, including costs relating to the expansion of our operations;

  . the size and timing of customer orders, particularly large orders, some of which may represent more than 10% of total revenue during a particular quarter;

  . the size and timing of customer deployments;

  . the hiring and retention of key personnel; and

  . acquisitions that we complete or propose.

   As a result of these factors, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our operating results. Moreover, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we would expect to experience an immediate and significant decline in the trading price of our stock.

Liquidity and Capital Resources

   Since inception, we have primarily financed our operations and capital expenditures through the private sales of convertible preferred stock, with net proceeds of approximately $36.5 million, as well as through bank loans and equipment leases. We had approximately $14.9 million of cash and cash equivalents and approximately $17.4 million in working capital as of June 30, 2000.

   Our net cash used in operating activities was approximately $1.4 million in 1997, $3.8 million in 1998, $6.9 million in 1999 and $9.4 million for the six months ended June 30, 2000. The increase in cash used in operating activities was due primarily to our net loss excluding non-cash charges (consisting principally of depreciation and amortization of stock-based compensation) and our working capital investments. Our working capital investments consist principally of accounts receivable and prepaid expenses. Our accounts receivable fluctuations are principally due to the significant size of some individual software licensing agreements and the applicable method of revenue recognition. Prepaid expenses are primarily related to advance payments made to technology vendors and deposits on future trade shows.

   Capital expenditures were $34,000 in 1997, $230,000 in 1998, $134,000 in
1999 and $416,000 for the six months ended June 30, 2000. Our capital expenditures consisted of purchases of items to manage our operations, including computer hardware and software, office furniture and equipment and leasehold improvements. We expect that our capital expenditures will continue to increase in the future.

   Our net cash provided by convertible preferred stock financing activities was approximately $2.6 million in 1997, $4.0 million in 1998, $8.0 million in 1999 and $22.0 million for the six months ended June 30, 2000. Upon completion of this offering, our outstanding convertible preferred stock will automatically convert into common stock. For the six months ended June 30, 2000, we also generated $580,000 of cash from the exercise of stock options.

   In April 1998, we entered into a loan and security agreement with Silicon Valley Bank, amended in July 1998, whereby Silicon Valley Bank will make us one or more non-revolving loans in an aggregate principal amount of up to $750,000. To secure these loans, we have granted Silicon Valley Bank a security interest in all of our assets. The loans and other amounts due under this agreement mature on July 31, 2001. Interest on the loans are payable monthly and accrue at one percentage point above the prime rate as announced by Silicon Valley Bank. As of June 30, 2000, we had $216,000 outstanding under the loan and security agreement. We are prohibited from declaring and paying dividends and incurring any non-permitted indebtedness under our loan agreements with Silicon Valley Bank.

   In addition, we entered into a master equipment lease agreement with Lighthouse Capital Partners II, L.P. whereby Lighthouse Capital will provide funds to us under a lease line schedule in an aggregate principal amount of up to $500,000. The lease line schedule is to be used only to finance or refinance purchases of equipment.

   We expect to experience significant growth in our operating expenses, particularly research and development and sales and marketing expenses, for the foreseeable future in order to execute our business plan. As a result, we anticipate that these operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions of complementary businesses, technologies or product lines. We believe that our net proceeds from this offering, expected proceeds of $702,000 from the exercise of warrants just prior to the completion of this offering, together with cash and cash equivalents on hand, will be sufficient to meet our cash requirements for at least the next 18 months, including working capital requirements and planned capital expenditures. We may require additional funds for other purposes, and these additional financing sources may not be available or, if available, the financing may not be attainable on terms favorable to us.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to record derivative financial instruments on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statements No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (or January 1, 2001 for the Company). In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133." SFAS 138 amends SFAS 133 to (a) exclude from the scope of SFAS No. 133 nonfinancial assets that will be delivered in quantities expected to be used or sold by a company over a reasonable period in the normal course of business and for which physical delivery is probable, (b) permit hedging of a benchmark interest rate, (c) allow hedging of foreign-currency-denominated assets and liabilities and (d) allow for limited hedging of net foreign currency exposures. We have no derivative financial and commodity instruments, forward contracts or hedging arrangements in cash and cash equivalents. These statements should not have a material impact on our financial condition or results of operations.

   In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-3 by extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-3 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. These statements will not have a material impact on our financial condition or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. We have adopted SAB 101 as required for the filing of this initial public offering.

   In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25)" ("FIN 44"). FIN 44 provides guidance on the application of APB 25, particularly as it relates to options. The effective date of FIN 44 is July 1, 2000 and we have adopted FIN 44 as of that date.

Quantitative and Qualitative Disclosures About Market Risk

   As of June 30, 2000, we had cash and cash equivalents of approximately $14.9 million, which consist of cash and highly liquid short-term investments with original maturities of three months or less at the date of purchase. These investments may be subject to interest rate risk and will decrease in value if market interest rates increase. A hypothetical increase or decrease in market interest rates by 10% from the market interest rates at June 30, 2000 would cause the fair value of these short-term investments to change by an immaterial amount. Declines in interest rates over time will, however, reduce our interest income.

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

                                    BUSINESS

Overview

   We provide infrastructure software that brings together a wide range of applications and information in a comprehensive Internet platform known as a corporate portal. This platform, the Plumtree Corporate Portal, gives employees, partners and customers a single, personalized destination for the key information and services they need to do business with an organization. The hallmark of this platform is its extensibility, which allows our customers and alliance members to integrate in the portal electronic resources from other corporate systems and the Internet. By combining these resources in a Web experience that virtually everyone can understand, the platform enables organizations to deliver new services to broad audiences quickly, create greater returns on traditional applications and project a focused view of the business for faster growth and better customer and partner support. We have fortified our platform through alliances with over 80 technology vendors and systems integrators. We have sold our software to more than 100 customers, with licenses for 10,000 or more users at Andersen Consulting LLP, BP International Limited, Ford Motor Company, Hy-Vee, Inc., Ketchum, Kmart Corporation, Motorola, Inc. and The Procter & Gamble Company.

Industry Background

   The Internet has transformed business, introducing broader audiences to computing, opening enterprises to new relationships with customers and partners, and creating connections between formerly isolated business systems. The volume of information and the number of applications available via the Internet have increased dramatically. Businesses are devoting substantial investments to integrate and distribute information to and from the Internet. International Data Corporation, or IDC, estimates that the market for Internet infrastructure software will grow at a compounded annual growth rate of 31% from an estimated $9.4 billion in 1998 to $36.2 billion in 2003.

   Many organizations are seeking to combine their most important information, applications and Internet-based services into a single destination for everyone who does business with the organization. The first challenge is to integrate enterprise applications, such as sales databases and financial systems, purchased at different times for different purposes, whose audience has been limited to technical or functional specialists. The second challenge is to create an enterprise-wide framework for organizing the enormous volume of documents, e-mail messages, and Web pages now being created with desktop publishing tools and personal computers. The third challenge is to combine these resources with e-business applications, which are often initiated as projects separate from an organization's technology infrastructure. These challenges impair the ability of organizations to assemble a complete view of their businesses on the Internet.

   Creating a focal point for an organization's most important information and services has a new urgency because the Internet has so greatly expanded their potential users. To build a competitive workforce, many companies are now using the Internet to reach all of their employees worldwide. Similarly, customers and partners who do not want to visit multiple sites to do business with one organization need a single point of access for all the electronic information and services available from that organization. These organizations often lack the infrastructure for assembling information and services from different systems into a simple, powerful experience that can be delivered to a factory floor kiosk, a salesperson's mobile device or a business partner's desktop.

   There have been few solutions for integrating in one Web platform a wide range of resources from other systems. Attempts to develop in-house solutions often are costly, require significant resources and time, and provide limited functionality. Emerging software vendors developing products focused on solving these problems may lack the product capabilities and partner support necessary to integrate many systems into a complete view of the business. Established software vendors are Web-enabling their own applications, but often face architectural limitations when attempting to integrate data and services from other applications. In addition, many of these vendors are unlikely to support access to data or services provided by an application from a competing vendor.

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

   As a result of these trends, there exists a significant market for infrastructure software that can combine an organization's most important information and online services in a single Internet platform known as a corporate portal. A corporate portal is a Web portal to information, applications and Internet-based services.

Our Solution

   We provide infrastructure software and services that enable a business to deploy a corporate portal to information, applications and Internet-based services. The Plumtree Corporate Portal is an open, scalable platform that gives a broad audience of employees, partners and customers a single, personalized destination for the key information and services they need to do business with an organization.

   Our extensible platform, our proprietary Massively Parallel Portal Engine and our network of customers and alliance members are the foundation of our corporate portal solution. Our extensible platform enables customers and alliance members to develop plug-in components known as Plumtree Portal Gadgets to integrate a wide variety of applications and services into the portal. Together with our customers and alliance members, we have developed hundreds of gadgets for integrating resources from a broad range of applications. The Massively Parallel Portal Engine processes user requests for these resources from multiple computers in parallel, to support large-scale, enterprise-wide deployments with hundreds of thousands of users. This open architecture allows customers to share the information and services assembled by one portal deployment with other portal deployments, and with other Internet platforms and devices, connecting alliance members and customers in a network that we refer to as the Plumtree Portal Network. As a result, new customers can draw upon an extensive set of shared services, and distribute their own resources to a broad range of businesses. The Massively Parallel Portal Engine is a feature contained in version 4.0 of our product, which is scheduled to be released in the fourth quarter of 2000.

   This solution offers the following benefits to our customers:

 Creates a Focused View of the Business

   Our product is designed to assemble a comprehensive and dynamic view of the business. Rather than having to negotiate access to a wide range of applications and services to be productive, users can see everything relevant to their work in a personalized portal page. This experience is particularly powerful at orienting new employees to the information and services available from the organization. A new salesperson may, for example, begin each day with a portal page that includes sales leads from a database, e-mail and calendar from a communication system, competitive updates from a marketing department and the Internet, and an electronic form for sending marketing materials to prospects. This experience was designed to help employees be more effective at driving revenue, and allow the organization to grow faster.

 Extends the Business Enterprise to Partners and Customers

   As a portal for business people outside a company, our product provides a secure forum for drawing customers and partners into the enterprise. For example, a company's sales partner could visit the company's portal to check inventory, search for support articles, query market demographics or share sales leads. In addition, version 4.0 of our product includes a community experience that allows organizations and their customers or partners to collaborate. As a result, the customer or partner can work more closely with the organization, creating opportunities for increased sales and better service.

 Accelerates Time-to-Benefit of New Applications and Services

   Our platform's extensible architecture allows new applications and services to be integrated into the portal, which can accelerate their deployment and increase their impact. We believe the portal can become the standard interface for our customers' electronic data and services. In place of costly and time-consuming rollouts of new systems, our customers can embed applications and services from those systems in a portal that a large number of users already visits daily, immediately creating a constituency that increases the likelihood of a successful deployment and accelerates the impact of the new applications and services on the business.

 Leverages Existing Technology Investments

   Our product opens applications to broader audiences without requiring changes to those applications. Applications previously limited to technical specialists deliver more value in a portal that everyone visits. Widespread use throughout the extended enterprise increases the return on a broad legacy of applications in a new, cohesive e-business setting.

Strategy

   Our objective is to lead the corporate portal industry with the most innovative technology, broadest alliance network and most satisfied customers. To achieve our goal, we are pursuing the following strategies:

 Establish the Plumtree Corporate Portal as a Platform

   We intend to establish the Plumtree Corporate Portal as the primary platform for aggregating the information and services available to a company. To drive this strategy, we seek to maximize the range of applications integrated into our platform. Beyond traditional enterprise systems, we are integrating new e-business services, including transactional systems from vendors such as Ariba, business process software from vendors such as webMethods, collaboration capabilities from vendors such as eRoom and Web content management capabilities from vendors such as Vignette. We also seek to develop new distribution capabilities based on our technology for syndicating gadget content to other platforms and mobile devices. To accomplish this objective, we intend to establish alliances with vendors of wireless services, voice portals and other Web platforms. By delivering the resources assembled by the portal to users almost anywhere, we believe this strategy can increase portal audiences and enhance the value of the portal to our customers.

   Once our solution becomes an enterprise-wide Web platform, businesses can use that platform as a delivery channel for new services, from conference room scheduling to online procurement. By deploying hosted services through the portal, customers accelerate time-to-benefit, increase the likelihood of a successful deployment and take advantage of a typically large existing audience. We believe the delivery of new services can generate additional revenue opportunities with existing customers, and further differentiate our offering with new customers.

 Build New Alliances with Technology Vendors and Systems Integrators

   We intend to continue to develop a broad base of systems integrator and technology vendor alliances. Building these alliances allows our customers to integrate a greater range of information and services and provides additional support for portal deployments spanning a wide variety of technologies and disciplines. Our alliances with systems integrators can create demand for our product at integrators' clients around the world, and provide deployment expertise that allows us to focus on generating software license revenue.

   Our alliances with technology vendors strengthen our brand and assure prospective customers that our product can work with a wide range of best-of-breed technologies. Many of these alliances have resulted in the development of product extensions such as Plumtree Portal Gadgets, which can enhance our value proposition to customers. As the number of customers grows, demand for gadgets increases, providing alliance members with strong incentives to create additional gadgets. This in turn generates more demand for our platform. We have created a special business unit for recruiting alliance members and customers to develop Plumtree Portal Gadgets that we can certify and distribute to other customers.

 Increase Our Market Share Among Industry-Leading Customers

   We believe our leadership position as a provider of infrastructure software for corporate portals can be attributed to our platform, which is designed to integrate a wide range of applications and Internet-based services and to scale to support hundreds of thousands of users. Large organizations, such as Andersen Consulting LLC, Ford Motor Company, The Procter & Gamble Company and Kmart Corporation, have chosen the Plumtree Corporate Portal. We intend to leverage our reputation for working on large and complex assignments to assist us in attracting new customers and alliance members and increasing our market share.

 Capitalize on the Network Effect

   We believe our platform's open architecture, which allows customers and alliance members to exchange information and services between portal deployments, can be the basis for a network effect that can accelerate sales. Each new deployment of our portal potentially contributes to the pool of information and services on which prospective customers can draw. We intend to target market-leading organizations in every industry and in government, as hubs for sharing content and services with other organizations in that sector. We believe this can drive additional sales to the customers and partners that are receiving information and services from a hub account. To support this strategy, we will continue to develop technologies for sharing information and services between deployments, and will align our selling efforts to systematically approach the organizations that work closely with our existing customers.

Product

   Our solution consists of the Plumtree Corporate Portal and a wide range of extensions to that product for integrating content and services from other systems.

 Personalized Portal Page and Plumtree Portal Gadgets

   The personalized portal page is a Web page assembled by each portal user, combining categories drawn from the portal's document directory with information and services integrated from different systems as Plumtree Portal Gadgets. Gadgets are plug-in components that communicate with an underlying application or Internet service via a programming interface or the Web, generating extensible mark-up language, or XML, or hypertext mark-up language, or HTML. A user chooses the gadgets from which to build his or her page using the Plumtree Corporate Portal. Our Massively Parallel Portal Engine, a feature of version 4.0 of our portal, prepares the page, retrieving gadget data and hosting interactive services from other systems.

   The gadgets now available with the Plumtree Corporate Portal are designed to allow customers to deploy a portal that will provide access to their most important systems rapidly, with little or no custom development. With a separate Plumtree business unit dedicated to increasing the number of gadgets, and a network of customers and partners developing gadgets that can be certified and re-distributed, we believe the number of gadgets that will be available to our customers will continue to grow.

 Plumtree Portal Communities

   Communities are similar to personalized portal pages, but are assembled by a manager or project leader to communicate a group view of the business, and to promote collaboration. Communities consist of gadgets and categories drawn from the document directory, and also feature collaboration services for document sharing, threaded conversation and assigning tasks to group members. A typical portal deployment offers a wide variety of communities. Organizations can use communities as business-to-employee resource centers, projecting a company-wide, regional or departmental view of the business. Organizations can also use communities as a business-to-business forum for collaborating with partners and customers, or as an employee-to-employee working site for completing projects. The portal enrolls new users in communities by supporting electronic mail invitations that include a link for creating user accounts with pre-configured profiles. The communities feature of our product is contained in version 4.0, which is scheduled to be released in the fourth quarter of 2000.

 Plumtree Document Directory

   The document directory organizes links to a wide variety of documents from different sources in a hierarchy of categories defined by each Plumtree customer. This hierarchy is known as a taxonomy. Users search or browse this taxonomy, and can also draw categories from the taxonomy to embed in a personalized or community portal page, which highlights the most recent documents available for that category.

   The directory indexes more than 15 types of documents, as well as Web pages, database reports and electronic mail messages from Lotus Notes and Microsoft Exchange. The portal stores only an index of the documents in the directory, with links to their original location, avoiding content replication. To identify new documents to index, our product automatically scans a wide variety of document databases, file systems, Web sites and messaging databases. The portal can be extended to scan new types of repositories using modular components called Plumtree Crawlers, and to index documents in new formats using modular components called Plumtree Accessors. These components operate on a server separate from the Web server hosting the portal application, improving reliability and performance.

   The document directory can be overseen by a large number of content experts in different parts of an organization. These experts review the recommendations of our categorization engine to determine if documents have been appropriately indexed in the section of the taxonomy that they administer.

 Plumtree Portal Network Architecture

   The Plumtree Corporate Portal also offers a wide range of technologies for distributing Plumtree Portal Gadgets assembled by the portal to other businesses, platforms and devices. Because gadgets are hosted on separate gadget servers and accessed via the open hyper-text transfer protocol, or HTTP, multiple portal deployments can access a common gadget server, allowing organizations to share interactive services with one another, or between business units within a deployment.

   Using a technology known as gadget syndication, version 4.0 of our product allows customers to distribute gadget content to other Web platforms from vendors such as Interwoven or Vignette, and other devices such as standard telephones or personal digital assistants. The same technology can also be used to distribute information between businesses. For example, one company's portal could distribute on a scheduled basis competitive news, an inventory report and a calendar of events to a partner's intranet, freeing the partner from having to visit that company's portal to stay up-to-date.

   The portal also features the ability to issue searches to other portals and other systems, using the same technology that assembles gadget content from multiple systems. This ability, known as networked search, allows a user of one portal deployment to search another portal deployment in a different part of one organization, or in a different organization that has agreed to share information and services. Customers can plug-in new search components to include search results from other systems, such as an Autonomy search index on the corporate network, or a Google search index on the Internet. As a result, a user of one portal deployment can, with a single search, retrieve results from a wide range of systems.

Services

   In addition to offering infrastructure software, we offer customers and alliance members a wide range of deployment and support services.

 Professional Services

   We offer professional services to deploy the Plumtree Corporate Portal at customer sites, and to train alliance members, including technology vendors and systems integrators. Our consultants are participating in joint deployments with systems integrators, increasing our capacity to deploy at a large number of customer sites.

 Customer Care Services

   We provide customer care through technical support and assigned account managers. Technical support is offered for customers and alliance members worldwide through our support centers in San Francisco and London. Standard support is available via e-mail and telephone during normal business hours, and premium support is available via telephone 24 hours per day, seven days per week. Customers and alliance members may also receive technical support through a portal community, which will be available with version 4.0 of our product. In addition, local account managers provide customers with an advocate within Plumtree to assist them in defining their business requirements and obtaining the needed resources for a successful enterprise-wide deployment.

 Training Services

   We offer a series of training classes designed to provide our customers and alliance members with the knowledge and tools necessary to deploy, administer and expand the portal within the enterprise. Offered both at customer sites and at training centers in various cities, these classes have, to date, enrolled more than 350 individuals from customer and alliance member organizations.

Alliances

   We have developed relationships with a wide range of technology and systems integrator alliance members. These relationships generate new sales opportunities, increase our deployment capacity and fortify our platform with new content and services.

 Technology Vendors

   Because a portal exists to integrate access to a wide range of technologies, we seek to further establish our platform by cultivating extensive alliance support. Several alliance members have participated in gadget development, augmenting our ability to develop new portal extensions. We also market our product through technology alliance members, participating in joint events and engaging alliance member sales people to promote joint solutions. We have relationships with over 25 technology alliance members:

   Braun Consulting, Inc.                        Multex.com (was BuzzCompany.com)
   Business Objects Americas                     Netegrity, Inc.
   Business.com, Inc.                            Open Text, Inc.
   Citrix Systems, Inc.                          Savvion, Inc. (was TDI)
   Cognos Inc.                                   ScreamingMedia Inc.
   Conjoin, Inc.                                 Semio Corp.
   Copernus, Inc. (was Giage, Inc.)              Siebel Systems, Inc.
   Documentum, Inc.                              StockMaster.com, Inc. (a subsidiary of
   eRoom Technology, Inc.                         RedHerring Communications)
   International Business Machines               Sybase, Inc.
    Corporation                                  Synchronex, Inc.
   Lexis-Nexis, Inc.                             Tacit Knowledge Systems, Inc.
   Microsoft Corporation                         TDI, Inc.
   MicroStrategy Services Corporation            TheBrain Technologies
   Moreover.com, Inc.                            Vignette Corporation

 Systems Integrators

   We have established relationships with over 50 systems integrators, and trained over 350 of their technicians on methodologies for deploying our technology. By offering our customers deployment services, systems integrator alliance members increase our ability to meet customers' needs and allow us to focus on developing and licensing our software. Systems integrators also collaborate with our engineers on the development of Plumtree Portal Gadgets, and identify and pursue sales opportunities on our behalf. Among the systems integrators participating in our alliance program are:

   Affiliated Computer           GE Capital ITS           OAO Technology Solutions
   Services, Inc.                Groundswell              Omega Network Services
   Acuent, Inc.                  IBS Interactive, Inc.    Park Hill Technologies, LLC
   AMH Communications, Inc.      iCongo.com               PricewaterhouseCoopers
   Answerthink                   Infodata Systems, Inc.   Primex Solutions
   Argus Connection, Inc.        Infodyne Software &      PSW Technologies
   AverStar, Inc.                 Consulting, Inc.        Revere Group
   Beaver Valley Systems         Innavision LLC           Root Consulting, Inc.
   Braun Consulting, Inc.        InnerVision Technologies SEI Information Technology
   Broadreach Consulting, Inc.   Kraft, Kennedy & Lesser  Silicon Plains Technologies,
   CCD Online                    Lexis Publishing         Inc.
   Clarity CA Solutions, Inc.    LiveWire, Inc.           Soft Cell
   Compaq Computer Corporation   Luminant Worldwide       Solution Builders, Inc.
   Condor Technology Solutions    Corporation             Spectria Software
   Cyber and Allied Solutions    Mariner                  Spherion Corporation
   Daman Consulting, Inc         Meritide, Inc.           Star Information Technology
   E-Central LLC                 Neptune Technologies,     Corp.
   ExecSearch, Inc.               Inc.                    Sytel, Inc.
   FutureNext Consulting, Inc.                            Techlaw Automation Partners,
                                                           Inc.

Customer Profiles

   The selected customer examples below are intended to illustrate how our customers are using, or planning to use, the Plumtree Corporate Portal to solve their business needs.

 Ford Motor Company

   Ford Motor Company, the world's second largest automaker, has chosen our product to power an enterprise-wide corporate portal for more than 200,000 employees worldwide. Ford is in the process of deploying the Plumtree Corporate Portal as part of an initiative to modernize Ford's intranet, hub.ford.com, and drive collaboration within business units. Ford will use our product to consolidate the hundreds of intranet sites that comprise hub.ford.com to create a manageable Web experience for the entire enterprise. Hub.ford.com will integrate through the portal key capabilities of enterprise applications and Internet services, and over one million documents stored worldwide, in a single, searchable document directory. To assemble comprehensive views of their business in personalized portal pages, Ford employees will be able to choose from hub.ford.com's menu of Plumtree Portal Gadgets, which will include real-time newsfeeds, stock reports, company directories, benefits information and local weather. To facilitate project management and foster collaboration, Ford is creating community pages that correspond to functional roles within the company, such as purchasing, manufacturing and marketing. Our product's architecture is designed to make it possible for hub.ford.com to generate gadgets for employees under peak loads, which Ford estimates will be 10,000 hits per minute. The Plumtree Corporate Portal will synchronize with Ford's existing directory of over 150,000 users, helping ensure that employees see the content and services that correspond to their security profiles and specific roles when they log in to hub.ford.com. We offer Ford a framework for controlling an extensive network of intranets, and a platform for enterprise-wide collaboration, with the scalability and security features it needs to support its global employee base. In May 2000, Ford purchased 312,500 shares of our Series E Preferred Stock.

 Procter & Gamble

   The Procter & Gamble Company, one of the world's largest consumer goods marketers, is in the process of deploying the Plumtree Corporate Portal throughout its global enterprise to give over 100,000 employees and partners a single Web destination for the information, applications and services they need to do their jobs. Procter & Gamble will use our product to enhance the productivity of employees. In a searchable document directory, the Plumtree-powered portal will aggregate content from more than one million Web pages and thousands of Lotus Notes databases and file servers on Procter & Gamble's global network. Procter & Gamble is integrating a range of enterprise applications into the Plumtree Corporate Portal as Plumtree Portal Gadgets, including services from the company's SAP R/3 enterprise resource planning system, Oracle data warehousing and business intelligence applications and E.piphany E4 analytic customer relationship management system. Procter & Gamble employees will be able to choose from a menu of gadgets to assemble a comprehensive view of their business in personalized portal pages. For example, an employee might embed an Oracle gadget for analyzing sales histories and an SAP gadget for approving purchase orders in a MyPage alongside an e-mail inbox and market news and product notices from the document directory. Procter & Gamble will use our product to offer employees a single, simple point of access to the applications and services they need to assess revenue opportunities, shorten lead times on sales and collaborate more effectively. In May 2000, Procter & Gamble purchased 208,333 shares of our Series E Preferred Stock. Procter & Gamble also holds a warrant to purchase 100,000 shares of our common stock.

 webMethods

   webMethods, Inc., a provider of software solutions for business-to-business integration, implemented the Plumtree Corporate Portal enterprise-wide to provide each of its employees with a single portal to the information and services they need to get their jobs done, whether in the office or in the field. In addition, webMethods uses our product to help orient new employees to the company quickly and keep them up to speed. Within a month of the decision to deploy our product, webMethods rolled out the Plumtree-powered mywebMethods.com, which brings together content dispersed throughout the company intranet and a broad range of Internet services in a simple Web experience for all webMethods' employees. Over 75 enterprise applications and services have been integrated into mywebMethods.com as Plumtree Portal Gadgets, including key capabilities of the company's Siebel customer relationship management system, its Open Text Livelink document management system, calendar and scheduling tools from CorporateTime and expense reporting services from ExpensAble.com. From the portal, a webMethods sales representative can embed Siebel gadgets for managing accounts, contacts, activities and sales opportunities alongside an e-mail inbox gadget, a news-feed gadget and product updates from the document directory. The portal preferences of new employees are created according to their roles within the company to ensure that the specific information and services they need to do their jobs begins to funnel to their desktop the first time they log on. We are helping webMethods mobilize the entire enterprise for growth with a gateway to the content and services employees need to support customers, capitalize on sales opportunities and cultivate new revenue channels.

 California Casualty Management Company

   California Casualty Management Company, a provider of group automobile and home insurance for over 100 associations in 16 states, uses the Plumtree Corporate Portal to give its policyholders personalized access to their accounts online. When hundreds of the customers surveyed by California Casualty requested the convenience of managing their accounts over the Web, the company chose us to provide the infrastructure for MyAPlus.com, a secure self-service portal for California Casualty's 165,000 policyholders. The integration of the Plumtree Corporate Portal with the company's mainframe legacy insurance applications allowed California Casualty to put billing and policy information online within two months of deploying a corporate portal. California Casualty customers can now assemble a complete, personalized view of their accounts on the Web. A policyholder can embed Plumtree Portal Gadgets in his or her MyPage to view billing or policy information, make a payment by credit card, request a policy change or file a claim. The Plumtree-powered MyAPlus.com also features a searchable directory of insurance concepts and terms. By December 31, 2000, California

Casualty expects to be able to present a policyholder's actual policies in .pdf format from newly structured electronic policy archives via the Plumtree Corporate Portal, and it also expects to deliver insurance quotes in real time to both prospects and customers from their MyAPlus.com pages. The use of our product by California Casualty cuts phoning, faxing, e-mailing and mailing costs, and has the potential to increase customer acquisition and retention for California Casualty.

Sales and Marketing

   We pursue accounts using our direct sales force and through systems integrators and independent software vendors. We focus our sales activities on large businesses and government organizations, particularly market-leading organizations in each industry, as hubs for distributing content and services to other prospective accounts in that industry.

   As of June 30, 2000, our direct sales organization consisted of 77 managers, account executives, product consultants and business development professionals, divided into five regional teams. We have sales representatives throughout the United States and Europe, located in major cities such as Boston, New York, Washington D.C., Atlanta, Chicago, Cincinnati, Minneapolis, Denver, Los Angeles, Seattle, London and San Francisco.

   Our marketing efforts are conducted by a marketing organization and product management team, which, as of June 30, 2000, consisted of 25 professionals. The marketing organization is generally responsible for product positioning, product direction, communications, field events, sales tools, competitive analysis and alliance marketing. The product management team drives product direction, technical marketing and competitive analysis. We generate sales leads from our communications programs that include our Web site, public relations, on-line and local seminars, tradeshows and events. The alliance marketing efforts are designed to support co-marketing programs with our alliance members.

Technology

   The Plumtree Corporate Portal is based on three core technologies.

 Extensible Portal Server

   Our product integrates a wide range of information and services from other systems. Our architecture is extensible, which empowers customers and partners to develop plug-in components to integrate new types of content and new types of services, maximizing the resources available to users through the portal. The Plumtree Corporate Portal is extensible in five ways:

  . Content: Plug-in modules called Plumtree Portal Accessors integrate different types of content from different types of repositories in Plumtree's document directory.

  . Services: Plug-in modules called Plumtree Portal Gadgets integrate application and Internet services in the portal's personalized and community pages.

  . Security: Plug-in modules called Plumtree Authentication Providers synchronize users' security profiles from other systems, allowing the portal to negotiate access to the wide range of secure resources available to each user through different profiles.

  . Search: Plug-in modules called Plumtree Search Providers open different search indexes to the portal's search capability, empowering users to search simultaneously the repositories indexed in the Plumtree portal as well as other indexes maintained by other search engines on the Internet and the corporate network.

  . Media: Plug-in modules called Plumtree Transformers syndicate the content assembled in the portal for distribution to other platforms and other devices, including wireless devices and telephones.

 Massively Parallel Portal Engine

   To scale to meet the needs of a large number of users with many gadgets in a personalized, secure way, we have developed the Massively Parallel Portal Engine, which sends requests to multiple gadget servers in parallel through HTTP. Our engine is designed to retrieve content and services from a large number of Web servers, using separate threads to retrieve each service in parallel, and optimizing the number of network sockets opened to communicate with those servers. This approach is more scalable because it divides the preparation of a potentially large number of services among a large number of computers. If, for example, a portal page embeds a gadget for listing e-mail messages that takes one second to prepare, an inventory report gadget that takes one second to prepare and an industry news gadget that takes one second to prepare, the Massively Parallel Portal Engine assembles the page in approximately one second, instead of three. This approach is also designed to be fault-tolerant, as gadgets operating on separate computers cannot interfere with one another or with the portal's main Web server.

 Open Network

   Because HTTP does not support intricate, continuous communications between application components, we have developed an approach for embedding complex configuration commands within the prefix section of an HTTP communication, known as HTTP headers. By operating within the parameters of the HTTP standard, this technology opens our portal infrastructure to integrate a wide range of components, and allows our infrastructure to harness the power of multiple computers connected over the Internet.

   As a result, portal deployments can integrate services from any server within an organization, or by connecting to a server on the Internet. Customers that previously hosted gadgets within their own organization can now integrate new services in the portal by connecting to gadget servers on the Internet, hosted by partners, application solution providers and other customers. This technology also allows portal deployments to connect to a common gadget server via the Internet, sharing services between deployments.

Research and Development

   Since inception, we have devoted significant resources to develop our product and technology. We believe our future success depends in large part on continuing innovation and rapid development. Our engineering organization is responsible for product architecture and technology, engineering and quality assurance. As of June 30, 2000, our engineering organization consisted of 40 employees. The team is organized in groups focused on server architecture, user interface design and implementation, extensibility architecture, internationalization, UNIX development, gadget development and quality assurance. For the year ended December 31, 1999, our research and development expenses totaled approximately $1.7 million. For the six months ended June 30, 2000, research and development expenses totaled approximately $1.9 million. We expect to continue to devote substantial resources to our research and development activities.

Intellectual Property and Licensing

   Our success and ability to compete is dependent in part on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing the proprietary rights of others. We rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information. For example, we license rather than sell our software to customers and require licensees to enter into license agreements that impose certain restrictions on their ability to utilize the software. We have filed one provisional patent application with the U.S. Patent and Trademark Office. There can be no assurance that any of our intellectual property rights will not be challenged or invalidated.

   We also enter into license agreements with respect to our technology, documentation and other proprietary information. Those licenses are generally non-transferable and typically have a perpetual term. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy, reverse engineer or otherwise obtain and use our products or technology that we consider proprietary, and third parties may attempt to develop similar technology independently. Policing unauthorized use of our products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination and security of software and other data transmitted.

   We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. We currently license our search engine, which is integrated into the Plumtree Corporate Portal, from Verity, Inc. This technology provides users with the ability to search and classify information. If we fail to maintain licenses to this and other third-party software, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could seriously harm our business, operating results and financial condition.

   We do not believe that any of our products infringe the proprietary rights of third parties. However, third parties may assert infringement claims against us in the future with respect to current or future products. Further, we expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims of that variety, with or without merit, could cause a significant diversion of management attention, result in costly and protracted litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Those royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

   Our policy is to require all of our employees to sign nondisclosure and confidentiality agreements. From time to time, we hire or retain employees or consultants who have worked for independent software vendors or other companies developing products similar to those offered by us. Those prior employers may claim that our products are based on their products and that we have misappropriated their intellectual property. Any claims of that variety, with or without merit, could cause a significant diversion of management attention, result in costly and protracted litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Those royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could harm our business.

Competition

   The market for our product is intensely competitive and highly fragmented, characterized by rapid technological change, evolving industry standards and changes in customer needs, and new product introductions and improvements. Our current competitors include established software vendors that are Web-enabling their applications or are building infrastructure software, emerging companies offering competitive products and companies choosing to build their own solutions.

   Some established software vendors are Web-enabling traditional client-server applications, which in some cases are being labeled as portal applications. Prospective customers who require only a Web view of their applications may not need a corporate portal product and may be satisfied with this category of products. Some established software vendors in the operating system business, database business or application server business are offering portal-building tools. These companies support a build-your-own alternative to our product. Since many prospects already license other software from these vendors, a customer-vendor relationship already exists between them. We face competition from internal information technology departments of potential customers that have developed or may develop in-house technologies that may substitute for those offered by us. We expect these internal development initiatives will continue to be a source of competition. We also face competition from emerging software companies. These companies generally offer products that could substitute for those offered by us.

   We expect to face increased competition in the future from our current competitors. In addition, new competitors, or alliances among existing and future competitors, may emerge and rapidly gain significant market share. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products to offer and a larger installed customer base, any of which could provide them with a significant competitive advantage. We expect that the rapid evolution of Internet-based software applications and standards will require us to adapt our software products to remain competitive. If we are unable to compete successfully, we may be unable to attract and retain customers. Increased competition could also result in price reductions for our products and lower profit margins, either of which could harm our business, results of operations and financial condition.

   We compete principally on the basis of:

  . product features, quality and performance;

  . interoperability of the product with existing applications;

  . number, size and satisfaction of customers;

  . number and significance of alliances; and

  . strength of sales and services channels.

   We may be unable to successfully compete against current and future competitors, and competitive pressures we face may harm our business, prospects, operating results and financial condition.

Employees

   As of June 30, 2000 we had 152 full-time employees, of whom 151 were based in North America and one was based in Europe. Of those employees, 57 were in sales and marketing, 40 were in product development, 45 were in professional services, technical support and training, and 10 were in finance, human resources, information systems and administrative functions. Our employees are not represented by any collective bargaining agreements and we have never experienced a work stoppage.

Facilities

   Our principal headquarters facility is located in approximately 32,000 square feet of office space in San Francisco, California under a lease that expires in 2006. We house additional headquarters employees in a separate San Francisco facility with approximately 5,600 square feet of office space, under a lease that expires in April 2001. We are seeking additional space in Northern California to meet our expansion plans.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information regarding the executive officers, directors, and key employees of Plumtree as of September 30, 2000:

            Name                                         Position                            Age
            ----                                         --------                            ---
John Kunze..................  President, Chief Executive Officer and Director                 37
Eric Borrmann...............  Vice President and Chief Financial Officer                      39
Glenn Kelman................  Co-Founder, Vice President of Product Management and Marketing  29
John Hogan..................  Vice President of Engineering                                   35
Jim Flatley.................  Vice President of Worldwide Field Operations                    40
John Dillon.................  Director                                                        50
Rupen Dolasia...............  Director                                                        37
Pierre Lamond...............  Director                                                        70

   John Kunze has been President, Chief Executive Officer and member of the board of directors since August 1998. Before joining Plumtree, Mr. Kunze spent his entire professional career from 1985 to 1998 at Adobe Systems. Mr. Kunze led development for the first releases of Adobe Illustrator and PhotoShop.
Mr. Kunze became Director and then Vice President of Product and Marketing at Adobe Systems, with responsibility for all product marketing and strategic acquisitions. Mr. Kunze was later promoted to Vice President of Adobe Systems Internet Products Division, which defined Adobe Systems' Internet strategy.

   Eric Borrmann has been Vice-President and Chief Financial Officer since July 2000. Before joining Plumtree, Mr. Borrmann served as Corporate Treasurer at Network Associates since 1999, where he was responsible for all financial planning and investor relations at the global security and network management company. Previously, he served as Network Associates' Vice President of Finance and Operations for Europe, the Middle East and Africa. Mr. Borrmann's experience also includes senior management and systems engineering positions at Network General from 1995 to 1997, Conner Peripherals from 1990 to 1995 and Electronic Data Systems from 1985 to 1988.

   Glenn Kelman, Co-Founder and Vice President of Product Management and Marketing since March 1998, is responsible for corporate and product marketing, and collaborates with our engineering department to set the features and design of our products. Mr. Kelman managed the design and development of the first release of the Plumtree Corporate Portal. Before founding Plumtree, Mr. Kelman was a senior product manager at Informix Software, a company he joined via the acquisition of Stanford Technology Group, from 1995 to 1997. As a product manager for On-Line Analytical Processing software following Informix Software's acquisition of Stanford Technology Group, Mr. Kelman was involved in designing and launching a major release of Informix Software's On-Line Analytical Processing product line.

   John Hogan has been Vice President of Engineering since March 1998. Before joining Plumtree, Mr. Hogan was the Director of Engineering for Informix Software's On-Line Analytical Processing products from 1997 to 1998. Mr. Hogan also worked at Informix Software as a business development manager from 1996 to 1997. Before joining Informix Software, Mr. Hogan was a senior developer for Stanford Technology Group from 1994 to 1995. Mr. Hogan also worked as a manager in various development and consulting organizations at Oracle Corporation from 1989 to 1994.

   Jim Flatley, Vice President of Worldwide Field Operations since July 1999, has responsibility for sales, professional services, business development, and customer care. Before joining Plumtree, Mr. Flatley was Vice President from March 1999 to June 1999 at Siebel Systems. Prior to working at Siebel, Mr. Flatley managed a division of 700 sales operations employees across the U.S., Latin America and Canada for Network Associates from 1990 to 1999. At Network Associates, Mr. Flatley held sales and management positions responsible for both channel and corporate sales. Mr. Flatley worked at AT&T from 1988 to 1990 as head of sales and marketing for a custom software solution to the airline industry, and IBM from 1982 to 1988, in sales and marketing.

   John Dillon has been a Director of Plumtree since July 1998. Mr. Dillon has been the President and Chief Executive Officer of Salesforce.com since September 1999. Before joining Salesforce.com, Mr. Dillon was interim President and Chief Executive Officer for Perfecto Technologies. Mr. Dillon spent five years with Arbor Software from December 1993 to May 1999 as Vice President of Sales and then as President. He also served as President and Chief Executive Officer for Hyperion, the global enterprise software company formed through the merger of Arbor Software and Hyperion Software. Earlier in his career, he was employed at Oracle Corporation and GriD Systems in various sales management capacities, and at EDS as a systems engineer. Mr. Dillon serves on the board of directors for Made2Manage Systems, Perfecto Technologies and NetGateway.

   Rupen Dolasia has been a Director of Plumtree since June 1998. Mr. Dolasia is a founding member of Granite Ventures LLC (formerly H&Q Venture Associates,
LLC), a venture capital firm formed in July 1998. Prior to founding H&Q Venture Associates, Mr. Dolasia was a Vice President in Hambrecht & Quist's Venture Capital Department, which he joined in 1994. Prior to joining H&Q, Mr. Dolasia was the Manager of Information Systems consulting at PEI Consultants. Prior to joining PEI Consultants, Mr. Dolasia co-founded Grata Systems, Inc., a vendor of PC-based control and monitoring software. Mr. Dolasia focuses on information technology investments. Mr. Dolasia currently serves on the board of directors of Apogee Networks, Covalent Technologies, Luna Information Systems, Lumedx and Giganet Inc.

   Pierre Lamond has been a Director of Plumtree since February 1997, and is a partner at Sequoia Capital, a Silicon Valley based venture capital firm. Mr. Lamond focuses on semiconductor, communications and software investments. Prior to joining Sequoia Capital in 1981, Mr. Lamond was a General Manager and Technical Director of National Semiconductor, a company he co-founded. He serves as Chairman of Vitesse Semiconductor and Redback Networks and is a director of a number of private companies.

Classified Board of Directors

   Upon the closing of this offering, our certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, before the closing of the offering, three of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and two will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Mr. Lamond has been designated a Class I director whose term expires at the 2001 annual meeting of stockholders. Messrs. Dillon and Dolasia have been designated Class II directors whose term expires at the 2002 annual meeting of stockholders. Mr. Kunze has been designated a Class III directors whose term expires at the 2003 annual meeting of stockholders.

   Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

Board Committees

   We have established an Audit Committee and a Compensation Committee. The Audit Committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit Committee currently consists of Messrs. Dillion, Dolasia and Lamond. The Compensation Committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our stock option and other employee benefit plans. The Compensation Committee currently consists of Messrs. Dillon, Dolasia and Lamond.

Director Compensation

   We reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors of Plumtree. We currently do not pay fees to our directors for attendance at meetings or for their services as members of the board of directors.

   Under our 1997 Equity Incentive Plan, directors are eligible to receive stock option grants. On September 2, 1997, the board of directors granted options to purchase an aggregate of 75,000 shares of common stock to Mr. Dillon at an exercise price per share of $0.06.

Compensation Committee Interlocks and Insider Participation

   No member of the Compensation Committee of Plumtree serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. See "Certain Relationships and Related Transactions" for a description of transactions between Plumtree and entities affiliated with members of the Compensation Committee.

Executive Compensation

                           Summary Compensation Table

   The following table indicates information concerning compensation of our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer whose salary and bonus exceeded $100,000 for the year ended December 31, 1999. These executives are referred to as the Named Executive Officers elsewhere in this prospectus.

                                                    Long-Term
                                                   Compensation
                                                      Awards
                                                   ------------
                            Annual Compensation     Securities
Name and Principal       -------------------------  Underlying     All Other
Position                 Year Salary ($) Bonus ($) Options (#)  Compensation ($)
------------------       ---- ---------- --------- ------------ ----------------
John Kunze.............. 1999  250,000       --          --             --
 President and Chief
 Executive Officer

Eric Borrmann (1)....... 1999      --        --          --             --
 Vice President and
 Chief Financial Officer

Glenn Kelman............ 1999  122,500       --          --             --
 Co-Founder, Vice
 President of Product
 Management and
 Marketing

John Hogan.............. 1999  162,500       --       75,000            --
 Vice President of
 Engineering

Jim Flatley (2)......... 1999   94,247    51,100     342,700         12,400
 Vice President of
 Worldwide Field
 Operations

--------
(1) Mr. Borrmann was appointed as our Chief Financial Officer in July 2000. On an annualized basis, Mr. Borrmann's salary is $180,000. Mr. Borrmann is eligible to receive an annual bonus of up to $40,000.
(2) Mr. Flatley was appointed as our Vice President of Worldwide Field Operations in July 1999. On an annualized basis, Mr. Flatley's salary is $200,000. Mr. Flatley is eligible to receive an annual bonus of up to $200,000. Mr. Flatley was also reimbursed for relocation expenses in the amount of approximately $12,400.

                       Option Grants In Last Fiscal Year

   The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 1999 to the Named Executive Officers.

   In the fiscal year ended December 31, 1999, we granted options to purchase up to an aggregate of 1,894,566 shares to employees, directors and consultants. All options were granted under our 1997 equity incentive plan at exercise prices at the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Generally, option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month for the next 36 months.

   The potential realizable values are based on an assumption that the price of our common stock will appreciate at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth of the shares of our common stock.

                                      Individual Grants                Potential Realizable
                         ---------------------------------------------   Value at Assumed
                         Number of   Percent of                        Annual Rates of Stock
                         Securities Total Options                       Price Appreciation
                         Underlying  Granted to   Exercise                for Option Term
                           Option   Employees in    Price   Expiration ---------------------
Name                      Granted    Fiscal Year  ($/Share)    Date        5%         10%
----                     ---------- ------------- --------  ---------- ---------- ----------
John Kunze..............      --         --           --         --           --         --
Eric Borrmann (1).......      --         --           --         --           --         --
Glenn Kelman............      --         --           --         --           --         --
John Hogan..............   75,000        4.0%      $0.087    7/03/09       10,629     16,925
Jim Flatley.............  342,702       18.1%      $0.087    7/13/09       48,566     77,333

--------
(1) In August 2000, we granted Mr. Borrmann an option to purchase 400,000 shares of common stock under our 1997 Equity Incentive Plan at an exercise price of $2.60 per share.

             Aggregated Option Exercises In Last Fiscal Year and
                         Fiscal Year-End Option Values

   The following table describes for the Named Executive Officers the exercisable and unexercisable options held by them as of December 31, 1999. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1999.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                              Options Held at Fiscal    In-The-Money Options at
                                   Year-End (#)           Fiscal Year-End ($)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
John Kunze..................  1,727,557       --         402,521        --
Eric Borrmann...............        --        --             --         --
Glenn Kelman................        --        --             --         --
John Hogan..................    225,000       --          56,475        --
Jim Flatley.................    342,702       --          79,850        --

   The "Value of Unexercised In-the-Money Options at Fiscal Year End" is based on a value of $0.32 per share, the fair market value of our common stock as of December 31, 1999, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1997 Equity Incentive Plan.

1997 Equity Incentive Plan

   The 1997 equity incentive plan was adopted by our board of directors on June 30, 1997 and approved by our stockholders on the same date for the benefit of our officers, directors and consultants. This plan has been amended, most recently on July 19, 2000 to approve an additional 2,000,000 shares of common stock for issuance under this plan, and this amendment was approved by our stockholders. This plan provides for the grant of incentive stock options and nonstatutory stock options. An aggregate of 11,970,000 shares of common stock is reserved for issuance under this plan. As of August 31, 2000, an aggregate of 4,948,630 shares of common stock were outstanding under this plan. We will not be granting options under this plan following the offering.

   In the event of certain mergers or consolidations of Plumtree, outstanding options will be assumed or similar options substituted. In the event outstanding options are not assumed or substituted for, these options will terminate if not exercised before the event. In the event of a dissolution or liquidation of Plumtree, outstanding options will terminate if not exercised before these events.

2000 Stock Incentive Plan

   On September 7, 2000, subject to the approval of the stockholders, our board of directors adopted the Plumtree 2000 Stock Incentive Plan, or 2000 Plan, for the benefit of officers, directors, key employees, advisors and consultants of Plumtree and its subsidiaries (including directors who are employees) and reserved for issuance thereunder 10 million shares of common stock initially, with an annual increase in shares of common stock reserved for issuance equal to the lesser of (i) 1 million shares or (ii) 1% of the number of outstanding shares of common stock on the last trading day of the immediately preceding fiscal year. The 2000 Plan is scheduled to take effect upon the consummation of the initial public offering. The 2000 Plan provides for the issuance of stock-based incentive awards, including stock options, restricted stock, restricted stock units, dividend equivalents and other stock-based awards. An award may consist of one arrangement or benefit or two or more of them in tandem or in
the alternative. Under the 2000 Plan, awards covering no more than      of the
shares reserved for issuance under the plan may be granted to any participant in any one year.

   The 2000 Plan will be administered by our board of directors, or a specifically designated committee of the board. The committee has the discretionary authority to interpret the 2000 Plan and may prescribe, amend or rescind rules and make all other determinations necessary or desirable for the administration of the 2000 Plan. The 2000 Plan permits the committee to select the officers, directors, key employees, advisors and consultants of Plumtree and its subsidiaries (including directors) who are also employees who will receive awards and generally to determine the terms and conditions of those awards.

   In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of common stock, the committee may make an equitable substitution or proportionate adjustment in the number and type of shares authorized by this plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices.

   The terms of this plan provide that the committee may amend, suspend or terminate the 2000 Plan at any time, provided, however, that some amendments may require approval of the shareholders. Further, no action may be taken which adversely affects any rights under outstanding awards without the holder's consent.

   Under the 2000 Plan, upon election to the Board (or on the effective date of the 2000 Plan if already a non-employee director), each non-employee director will receive a grant of options to purchase 50,000 shares of common stock at an exercise price per share equal to the fair market value of a share of common stock on the date of grant. In addition, each non-employee director will automatically receive an annual grant of options to purchase 20,000 shares of common stock at a per share exercise price equal to the fair market value of a share of common stock on the date of grant immediately following Plumtree's annual meeting of shareholders each year during the director's term. Each such option shall be fully vested and exercisable upon the first anniversary of the date of grant and shall have a five (5) year term.

   Plumtree may issue two types of stock options under the 2000 Plan: incentive stock options, or ISOs, which are intended to qualify as such under the Internal Revenue Code of 1986, as amended, and non-qualified stock options, or NSOs. The committee will determine the exercise price, vesting period and performance goals, if any, with respect to grants of stock options. The exercise price of each ISO granted under this plan must be at least equal to the fair market value of a share of common stock on the date the ISO is granted.

   Awards of restricted stock and restricted stock units may be granted under the 2000 Plan. The committee will determine the purchase price, performance period and performance goals, if any, with respect to grants of restricted stock or restricted stock units. If the performance goals and other restrictions are not attained, the participant will forfeit his or her shares of restricted stock or restricted stock units. Participants with restricted stock generally have all of the rights of a stockholder.

   Dividend equivalents may also be issued under the 2000 Plan. Dividend equivalents provide for the payment of stock, cash or other property equal in value to dividends paid with respect to a specified number of shares.

   The committee, in its discretion, may also grant other equity-based awards.

2000 Employee Stock Purchase Plan

   The 2000 Employee Stock Purchase Plan, or Purchase Plan, is designed to allow eligible employees to purchase Plumtree's common stock at a discount from fair market value. On September 7, 2000, subject to the approval of the stockholders, the board adopted the Purchase Plan and reserved for issuance thereunder a total of 1,000,000 shares of common stock for each fiscal year occurring during the term of the Purchase Plan. The Purchase Plan is scheduled to take effect upon the consummation of the initial public offering.

   The Purchase Plan will be administered by the compensation committee of the board of directors or a specifically designated committee of the board (the committee being referred to as the "Plan Administrator"). The Purchase Plan Administrator has the discretionary authority to interpret the Purchase Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Purchase Plan.

   The Purchase Plan contains offering periods that commence on the first trading day on or after April 1 and October 1 of each year and end on the last trading day before the commencement of the next offering period; provided, however, that the first offering period under the plan will commence upon the consummation of the initial public offering and end on the last trading day on or before September 30, 2002. Subsequent offering periods shall be six months in length beginning each April 1 and October 1 of each year. Stock purchases are made at the end of each purchase period. Purchase periods are six months in length beginning each April 1 and October 1 of each year; provided, however, that the first purchase period under the plan will commence upon the consummation of the initial public offering and end on the last trading day on or before March 31, 2001.

   Employees are eligible to participate if they have been employed by Plumtree or any participating subsidiary for at least one year and customarily work at least 20 hours per week. However, an employee may not be granted the right to purchase stock under the Purchase Plan if the employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Plumtree's capital stock, or (ii) holds rights to purchase stock under any of our employee stock purchase plans that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year. The Purchase Plan permits each employee to purchase common stock through payroll deductions of up to 15% of the employee's "compensation." Compensation is defined as the employee's base salary, wages, commissions, overtime pay and bonuses paid to an employee. The maximum number of shares an employee may purchase during a single offering period is 500 shares.

   Amounts deducted and accumulated by the employee are used to purchase shares of common stock at the end of each offering period. The price of the common stock offered under this plan is an amount equal to 85% of the lower of fair market value of the common stock at (i) the beginning of the offering period or
(ii) the end of the purchase period. Employees may end their participation in the Purchase Plan at any time during an offering period, in which event, any amounts withheld through payroll deductions and not otherwise used to purchase shares will be returned to them. Participation ends automatically upon termination of employment with Plumtree or any participating subsidiary.

   Rights granted under the Purchase Plan are not transferable by any employee other than by will or the laws of descent and distribution. The Purchase Plan provides that, in the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of Plumtree's stock, the Plan Administrator will conclusively determine the appropriate equitable adjustments. The Purchase Plan will terminate ten years after it becomes effective. Plumtree's board has authority to amend or terminate the Purchase Plan, except that no amendment or termination may adversely affect any outstanding rights under the Purchase Plan.

Employment Agreements

   We have offer letters with Mr. Kunze, Mr. Hogan, Mr. Flatley, and Mr. Borrmann. Each of these officers may leave or be terminated at any time. Each of these offer letters, with the exception of Mr. Hogan's letter, provides that if the executive's employment is terminated by us without cause within the first year of employment, the executive will receive 12 months of base salary continuation, or, if so terminated following the first year of employment, six months of base salary continuation. Generally, cause means a willful act or omission involving material injury to Plumtree, gross misconduct or fraud, willful disobedience of reasonable directives of the board of directors, or conviction of a felony. In the event of an acquisition of Plumtree or the sale of all or substantially all of the assets of Plumtree, 50% of the executive's then unvested shares subject to stock options vest immediately, except that, in the case of Mr. Hogan, all such unvested shares vest.

   Under the applicable offer letter, Mr. Kunze is entitled to an annual salary of $200,000 and is eligible for a potential bonus of $100,000; Mr. Hogan is entitled to an annual salary of $150,000; Mr. Flatley is entitled to an annual salary of $200,000 and is eligible for a potential bonus of $200,000; and Mr. Borrmann is entitled to an annual salary of $180,000 and is eligible for a potential bonus of $40,000. Payment of bonuses is dependent on the attainment of objectives established by our board of directors.

Loans to Executive Officers

   In August 2000, we loaned $520,000 to Eric Borrmann, our Chief Financial Officer, in conjunction with the exercise of an option. The note evidencing this indebtedness is a full recourse promissory note and is secured by a pledge agreement. The note accrues interest at the rate of 6% per year and is payable upon demand.

Limitation of Liability and Indemnification

   Upon the closing of this offering, our certificate of incorporation will include a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derives an improper personal benefit.

   Our certificate of incorporation and bylaws will further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Plumtree under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   We intend to enter into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Since January 1, 1997, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than:

  . compensation arrangements, which are described where required under "Management," and

  . the transactions described below.

   Series E Preferred Stock Financing Round. In May 2000, we sold shares of Series E preferred stock, at a purchase price of $9.60 per share, to the following investors, among others:

  . 348,200 shares of Series E Preferred Stock to Sequoia Capital VII, or to entities affiliated with it.

  . 312,500 shares of Series E Preferred Stock to Ford Motor Company.

  . 208,333 shares of Series E Preferred Stock to The Procter & Gamble
    Company.

  . 99,653 shares of Series E Preferred Stock to H&Q Plumtree Investors,
    L.P., or to entities affiliated with it.

   Series D Preferred Stock Financing Round. In August and December 1999, we sold shares of Series D Preferred stock, at a purchase price of $1.59 per share, to the following investors, among others:

  . 1,257,861 shares of Series D Preferred Stock to Intel Corporation.

  . 902,514 shares of Series D Preferred Stock to H&Q Plumtree Investors,
    L.P., or to entities affiliated with it.

  . 628,931 shares of Series D Preferred Stock to Sequoia Capital VII, or to entities affiliated with it.

   Series C Preferred Stock Financing Round. In June 1998, we sold shares of Series C Preferred stock, at a purchase price of $0.87 per share, to the following investors, among others:

  . 1,730,769 shares of Series C Preferred Stock to H&Q Plumtree Investors,
    L.P.

  . 1,730,770 shares of Series C Preferred Stock to Sequoia Capital VII, or to entities affiliated with it.

  . 1,153,847 shares of Series C Preferred Stock to Red Rock Ventures L.P.

   Series B Preferred Stock Financing Round. In July 1997, we sold shares of Series B Preferred stock, at a purchase price of $0.66 per share, to the following investors, among others:

  . 3,030,305 shares of Series B Preferred Stock to Sequoia Capital VII, or to entities affiliated with it.

   Series A Preferred Stock Financing Round. In February 1997, we sold shares of Series A Preferred stock, at a purchase price of $0.39 per share, to the following investors, among others:

  . 1,034,483 shares of Series A Preferred Stock to Sequoia Capital VII, or to entities affiliated with it.

  . 387,930 shares of Series A Preferred Stock to Kirill Sheynkman.

   Common Stock. In February 1997, we sold shares of Common Stock, at a purchase price of $0.01 per share, to the following investors, among others:

  . 1,200,000 shares of Common Stock to Glenn Kelman.

  . 1,200,000 shares of Common Stock to Joe McVeigh.

  . 2,400,000 shares of Common Stock to Kirill Sheynkman, of which 833,040 shares were subsequently repurchased.

   Indemnity Agreements. Plumtree intends to enter into indemnity agreements with each of its officers and directors. See "Description of Capital Stock-- Limitation of Liability and Indemnification."

                             PRINCIPAL STOCKHOLDERS

   The following table indicates information as of August 31, 2000 regarding the beneficial ownership of our common stock by:

  . each person known to the board of directors to own beneficially 5% or more of our common stock;

  . each of our directors;

  . the Named Executive Officers; and

  . all of our directors and executive officers as a group.

   Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be. Except as otherwise noted below, the address for each person listed on the table is c/o Plumtree Software, Inc., 500 Sansome Street, San Francisco, California 94111.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

   Percentage ownership calculations are based on 23,840,538 shares of common stock outstanding as of August 31, 2000, which number includes shares of common stock that will be outstanding upon the conversion of outstanding shares of preferred stock upon the closing of the offering. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.

                                                             Percent of Shares
                                                                Outstanding
                                               Number of     -----------------
                                                 Shares       Before   After
                                              Beneficially     the      the
                    Name                        Owned(1)     Offering Offering
                    ----                      ------------   -------- --------
Entities affiliated with Sequoia Capital.....  6,772,689(2)    28.8%
 3000 Sandhill Road
 Building 4, Suite 280
 Menlo Park, CA 94025
Entities affiliated with H&Q Plumtree
 Investors, L.P..............................  2,732,936(3)    11.6%
 One Bush Street
 San Francisco, CA 94014
Intel Corporation............................  1,305,641        5.6%
 2200 Mission College Boulevard
 Santa Clara, CA 95052
Red Rock Ventures, L.P.......................  1,197,676        5.1%
 180 Lytton Avenue
 Palo Alto, CA 94301
Joe McVeigh..................................  1,200,000        5.1%
Glenn Kelman.................................  1,200,000        5.1%
John Dillon..................................     90,000          *
Pierre Lamond................................     15,000(4)       *
John Kunze...................................  1,727,557(5)     6.8%
Jim Flatley..................................    342,702(6)     1.5%
John Hogan...................................    525,000(7)     2.2%
Eric Borrmann................................    400,000(8)     1.7%
Executive officers and directors as a group
 (8 persons).................................  5,500,259       23.1%

--------
  * Less than 1% of the outstanding shares of common stock.
(1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2) Includes, on an as converted basis, 6,216,757 shares of common stock held by Sequoia Capital VII, 31,035 shares of common stock held by Sequoia 1995 LLC, 56,273 shares of common stock held by Sequoia 1997 LLC, 91,985 shares of common stock held by Sequoia International Partners, 276,601 shares of common stock held by Sequoia Technology Partners VII and 100,039 shares of common stock held by SQP 1997.
(3) Includes, on an as converted basis, 2,593,264 shares of common stock held by H&Q Plumtree Investors, L.P. and 139,672 shares of common stock held by TODD U.S. Ventures LLC.
(4) On an as converted basis.
(5) Includes 1,727,557 shares of common stock issuable pursuant to stock options exercisable within 60 days of August 31, 2000.
(6) Includes 342,702 shares of common stock issuable pursuant to stock options exercisable within 60 days of August 31, 2000.
(7) Includes 225,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of August 31, 2000.
(8) Includes 200,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of August 31, 2000.

                         DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The following description summarizes information regarding our capital stock and assumes our reincorporation in Delaware before the closing of this offering. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws.

Common Stock

   Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock are entitled to receive ratably the dividends, if any, declared from time to time by the board of directors out of legally available funds. See "Dividend Policy." Holders of common stock have no conversion, redemption or preemptive rights to subscribe to any of Plumtree's securities. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

   The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. We cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, the effects could include one or more of the following:

  . restricting dividends on the common stock;

  . diluting the voting power of the common stock;

  . impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in control of us without further action by the stockholders.

   Upon the consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

   As of August 31, 2000, we had the following warrants to purchase shares of common stock outstanding:

  . Lighthouse Capital Partners III, L.P. holds a warrant to purchase 11,250 shares at an exercise price of $2.00 per share;

  . Procter & Gamble holds a warrant to purchase 100,000 shares at an exercise price of $2.00 per share; and

  . WXI/SAN Realty, L.L.C. holds warrants to purchase an aggregate of 41,030 shares at an exercise price of $9.60 per share.

   As of August 31, 2000, we had the following warrants to purchase shares of preferred stock outstanding:

  . Lighthouse Capital Partners II, L.P. holds a warrant to purchase 36,206 shares of Series A preferred stock at an exercise price of $0.39 per share;

  . Silicon Valley Bank holds a warrant to purchase 28,125 shares of Series C preferred stock at an exercise price of $0.87 per share;

  . Silicon Valley Bank holds a warrant to purchase 138,462 shares of Series
    D preferred stock at an exercise price of $0.87; and

  . Lighthouse Capital Partners III, L.P. holds a warrant to purchase 9,375 shares of Series D preferred stock at an exercise price of $1.60.

  All of the warrants listed above are currently exercisable and contain standard anti-dilution provisions.

Registration Rights

   Upon completion of this offering, the holders of an aggregate of shares of common stock issuable upon conversion of preferred stock and upon the exercise of warrants will be entitled to rights with respect to the registration of these shares under the Securities Act of 1933, as amended, or the Securities Act. Under the terms of the registration rights agreements, if Plumtree proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of this registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration. These registration rights have been waived with respect to this offering. Holders of these rights may also require Plumtree to file a registration statement under the Securities Act of 1933, as amended, at its expense with respect to their shares of common stock, and Plumtree is required to use its best efforts to effect this registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require Plumtree to file additional registration statements on Form S-3, subject to conditions and limitations.

Delaware Anti-Takeover Law

   Upon the closing of this offering, we will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) before the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding stock, or (iii) on or after the date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

              will serve as Transfer Agent and Registrar for our common stock.

Listing

   We have applied to have our common stock approved for listing on The Nasdaq Stock Market's National Market under the symbol PLUM.

                        SHARES ELIGIBLE FOR FUTURE SALE

   We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will depress the market price for our common stock or our ability to raise capital by offering equity securities. Sales of substantial amounts of common stock, or the perception that these sales could occur, may depress prevailing market prices for the common stock.

   After this offering, approximately          shares of common stock will be
outstanding. All of the shares sold in this offering will be freely tradable except for any shares purchased by affiliates of Plumtree. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market as follows:

   Date of Availability for Sale                              Number of Shares
   -----------------------------                              ----------------
   As of the date of this prospectus.........................        --
          , 2000.............................................
                                                                   -----
   At various times thereafter upon expiration of applicable
    holding periods..........................................
                                                                   -----

   Credit Suisse First Boston Corporation may release all or a portion of the shares subject to this lockup agreement at any time without notice. See "Underwriting" and "Shares Eligible for Future Sale."

   In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will
    equal approximately           shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Credit Suisse First Boston Corporation.

   We intend to file a Registration Statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of August 31, 2000, options to purchase a total 4,948,630 shares were outstanding under our stock plans. Common stock issued upon exercise of outstanding vested options, other than common stock issued to our affiliates, is available for immediate resale in the open market.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated      , we have agreed to sell to the underwriters named below,
for whom Credit Suisse First Boston Corporation, Robertson Stephens, Inc. and Dain Rauscher Incorporated are acting as representatives, the following respective numbers of shares of common stock:

                                                                         Number
                                                                           of
                                 Underwriter                             Shares
                                 -----------                             -------
      Credit Suisse First Boston Corporation............................
      Robertson Stephens, Inc...........................................
      Dain Rauscher Incorporated........................................
                                                                         -------
          Total.........................................................
                                                                         =======

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to          additional shares at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $      per share. The
underwriters and selling group members may allow a discount of $      per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay:

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-allotment Over-allotment Over-allotment Over-allotment
                             -------------- -------------- -------------- --------------
   Underwriting Discounts
    and Commissions paid by
    us.....................         $              $              $              $
   Expenses payable by us..         $              $              $              $

   The representatives have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our officers, directors and substantially all of our existing stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price, up to        shares of the common stock for employees, directors and
other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol PLUM.

   Credit Suisse First Boston Corporation acted as placement agent in connection with the sale of the Series E Preferred Stock for which it received customary compensation. Credit Suisse First Boston Venture Fund I, L.P. and Credit Suisse First Boston Venture Fund II, L.P. have purchased 87,500 and 37,500 shares of Series E Preferred Stock, respectively, at $9.60 per share. Under the NASD's Rules of Fair Practice, the difference between the initial public offering price of our common stock and the purchase price could be deemed underwriting compensation.

   Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiation between us and the representatives. The principal factors considered in determining the public offering price include the following:

  . The information included in this prospectus and otherwise available to the representatives;

  . The market conditions for initial public offerings;

  . The history and prospects for the industry in which we will compete;

  . The ability of our management;

  . The present state of our development and our current financial condition;

  . The general condition of the securities markets at the time of this offering; and

  . The recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  . the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer, and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of such sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock being offered will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California. Attorneys of Skadden, Arps, Slate, Meagher & Flom LLP, and an investment partnership comprised of partners of that firm beneficially own an aggregate of shares of common stock. Pillsbury Madison & Sutro LLP, San Francisco, California, is acting as counsel to the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus.

                                    EXPERTS

   The audited financial statements included in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                             AVAILABLE INFORMATION

   We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered. This prospectus does not contain all of the information described in the registration statement and the related exhibits and schedules. For further information with respect to Plumtree and the common stock being offered, reference is made to the registration statement and the related exhibits and schedule. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the reference. A copy of the registration statement and the related exhibits and schedule may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Commission. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

   Plumtree intends to provide its stockholders with annual reports containing financial statements audited by an independent accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

                            PLUMTREE SOFTWARE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2

Balance Sheets............................................................. F-3

Statements of Operations................................................... F-4

Statements of Stockholders' Equity......................................... F-5

Statements of Cash Flows................................................... F-6

Notes to Financial Statements.............................................. F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Plumtree Software, Inc.:

   We have audited the accompanying balance sheets of Plumtree Software, Inc. (a California corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Plumtree Software, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

San Francisco, California
May 2, 2000

                            PLUMTREE SOFTWARE, INC.

                                 BALANCE SHEETS
                      (In thousands, except share amounts)

                                      As of                       Pro Forma
                                   December 31,        As of    Stockholders'
                                 -----------------   June 30,     Equity at
                                  1998      1999       2000     June 30, 2000
                                 -------  --------  ----------- -------------
                                                    (unaudited)  (unaudited)
Assets
Current assets:
 Cash and cash equivalents...... $ 1,574  $  2,344   $ 14,899
 Accounts receivable (net of
  allowance for doubtful
  accounts of $0, $78 and $225,
  respectively).................      66     2,317      7,465
 Prepaids and other current
  assets........................     127       300      2,407
                                 -------  --------   --------
    Total current assets........   1,767     4,961     24,771


Property and equipment, net.....     315       513      1,159


Other assets....................      18       126      2,342
                                 -------  --------   --------
    Total assets................ $ 2,100  $  5,600   $ 28,272
                                 =======  ========   ========

Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable............... $    52  $    333   $    310
 Notes payable, current
  portion.......................     200       200        200
 Accrued liabilities............      86     1,283      3,444
 Deferred revenue...............      14       601      3,200
 Current portion of capital
  lease obligations.............      49       138        218
                                 -------  --------   --------
    Total current liabilities...     401     2,555      7,372

Notes payable, net of current
 portion........................     316       116         16
Long-term capital lease
 obligations....................      87       212        406
                                 -------  --------   --------
    Total liabilities...........     804     2,883      7,794
                                 -------  --------   --------
Commitments and contingencies
 (Note 6)


Stockholders' equity:
 Convertible preferred stock, no
  par value, aggregate
  liquidation preference of
  $37,937 as of June 30, 2000:
   Authorized--16,981,528
    shares;
   Outstanding--
    9,108,602 shares,
    14,150,047 shares,
    16,580,830 shares and
    0 shares, respectively......   6,533    14,508     36,507     $    --
 Common stock, no par value:
   Authorized--13,776,538 shares
    in 1998, 24,055,865 shares
    in 1999 and
    31,660,032 shares in 2000;
   Outstanding--
    4,057,430 shares,
    5,399,928 shares,
    6,937,889 shares and
    23,518,719 shares,
    respectively................      95     1,585     11,681       48,188
 Warrants.......................     --         61        397          397
 Stock-based compensation.......     --     (1,075)    (9,426)      (9,426)
 Accumulated deficit............  (5,332)  (12,362)   (18,681)     (18,681)
                                 -------  --------   --------     --------
    Total stockholders' equity..   1,296     2,717     20,478       20,478
                                 -------  --------   --------     --------
    Total liabilities and
     stockholders' equity....... $ 2,100  $  5,600   $ 28,272     $ 28,272
                                 =======  ========   ========     ========

   The accompanying notes are an integral part of these financial statements.

                            PLUMTREE SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)

                          For the Year Ended December       For the Six Months
                                      31,                     Ended June 30,
                         --------------------------------  ---------------------
                           1997       1998        1999       1999        2000
                         ---------  ---------  ----------  ---------  ----------
                                                               (unaudited)
Revenue:
 Licenses............... $     --   $     166  $    2,701  $     635  $    5,921
 Services and
  maintenance...........       --          15         653         50       2,922
                         ---------  ---------  ----------  ---------  ----------
  Total revenue.........       --         181       3,354        685       8,843
                         ---------  ---------  ----------  ---------  ----------
Cost of revenue:
 Licenses...............       --         --           90         16         161
 Services and
  maintenance ..........       --          19       1,118        195       3,282
                         ---------  ---------  ----------  ---------  ----------
  Total cost of
   revenue..............       --          19       1,208        211       3,443
                         ---------  ---------  ----------  ---------  ----------
  Gross margin..........       --         162       2,146        474       5,400
                         ---------  ---------  ----------  ---------  ----------
Operating expenses:
 Research and
  development ..........       635      1,109       1,677        675       1,892
 Sales and marketing ...       575      2,418       5,616      1,994       6,526
 General and
  administrative .......       386        445       1,407        600       2,296
 Amortization of stock-
  based
  compensation(*).......       --         --          325         42       1,065
                         ---------  ---------  ----------  ---------  ----------
  Total operating
   expenses.............     1,596      3,972       9,025      3,311      11,779
                         ---------  ---------  ----------  ---------  ----------
  Loss from operations..    (1,596)    (3,810)     (6,879)    (2,837)     (6,379)

Other income (expense):
 Interest expense.......       (10)       (63)       (181)      (106)        (58)
 Other income...........        32         91          30         12         118
                         ---------  ---------  ----------  ---------  ----------
  Other income
   (expense), net.......        22         28        (151)       (94)         60
                         ---------  ---------  ----------  ---------  ----------
Net loss................ $  (1,574) $  (3,782) $   (7,030) $  (2,931) $   (6,319)
                         =========  =========  ==========  =========  ==========

Net loss per common
 share:
 Basic and diluted...... $   (0.46) $   (1.08) $    (1.78) $   (0.80) $    (1.22)
                         =========  =========  ==========  =========  ==========
 Pro forma basic and
  diluted (unaudited)...                       $    (0.51)            $    (0.32)
                                               ==========             ==========
Weighted average common
 shares outstanding:
 Basic and diluted...... 3,397,904  3,508,549   3,943,730  3,657,773   5,165,356
                         =========  =========  ==========  =========  ==========
 Pro forma basic and
  diluted (unaudited)...                       13,843,121             20,053,848
                                               ==========             ==========
-------------
(*) Amortization of deferred stock-based compensation excluded from the following expenses:


  Cost of services and maintenance..........   $       39  $       1  $      213
  Sales and marketing ......................          105         13         278
  Research and development .................          171         28         427
  General and administrative ...............           10        --          147
                                               ----------  ---------  ----------
                                               $      325  $      42  $    1,065
                                               ==========  =========  ==========



   The accompanying notes are an integral part of these financial statements.

                            PLUMTREE SOFTWARE, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                (In thousands, except share and per share data)

                             Convertible
                           Preferred Stock              Common Stock                   Accumulated     Total
                          ------------------          ------------------  Stock-based   Earnings   Stockholders'
                            Shares   Amount  Warrants  Shares    Amount   Compensation  (Deficit)     Equity
                          ---------- ------- -------- ---------  -------  ------------ ----------- -------------
Balance at December 31,
 1996...................         --  $   --   $ --    1,500,000  $    10    $   --      $     24      $    34
  Issuance of common
   stock................         --      --     --    3,300,000       22        --           --            22
  Stock-based
   compensation cost....         --      --     --          --        63        --           --            63
  Issuance of Series A
   convertible preferred
   stock, net of
   issuance costs of
   $11..................   1,422,413     538    --          --       --         --           --           538
  Issuance of Series B
   convertible preferred
   stock, net of
   issuance costs of
   $7...................   3,030,303   1,993    --          --       --         --           --         1,993
  Net loss..............         --      --     --          --       --         --        (1,574)      (1,574)
                          ---------- -------  -----   ---------  -------    -------     --------      -------
Balance at December 31,
 1997...................   4,452,716   2,531    --    4,800,000       95        --        (1,550)       1,076
  Issuance of Series C
   convertible preferred
   stock, net of
   issuance costs of
   $33..................   4,655,886   4,002    --          --       --         --           --         4,002
  Exercise of stock
   options..............         --      --     --       90,470        5        --           --             5
  Repurchase of common
   stock................         --      --     --     (833,040)      (5)       --           --            (5)
  Net loss..............         --      --     --          --       --         --        (3,782)      (3,782)
                          ---------- -------  -----   ---------  -------    -------     --------      -------
Balance at December 31,
 1998...................   9,108,602   6,533    --    4,057,430       95        --        (5,332)       1,296
  Issuance of Series D
   convertible preferred
   stock, net of
   issuance costs of
   $41..................   5,041,445   7,975    --          --       --         --           --         7,975
  Issuance of warrants..         --      --      61         --       --         --           --            61
  Exercise of stock
   options..............         --      --     --    1,342,498       90        --           --            90
  Stock-based
   compensation.........         --      --     --          --     1,400     (1,400)         --           --
  Amortization of stock-
   based compensation...         --      --     --          --       --         325          --           325
  Net loss..............         --      --     --          --       --         --        (7,030)      (7,030)
                          ---------- -------  -----   ---------  -------    -------     --------      -------
Balance at December 31,
 1999...................  14,150,047  14,508     61   5,399,928    1,585     (1,075)     (12,362)       2,717
  Issuance of Series E
   convertible preferred
   stock, net of
   issuance costs of
   $1,235 (unaudited)...   2,430,783  21,999    --          --       --         --           --        21,999
  Issuance of warrants
   (unaudited)..........         --      --     336         --       --         --           --           336
  Exercise of stock
   options (unaudited)..         --      --     --    1,518,343      580        --           --           580
  Stock-based
   compensation
   (unaudited)..........         --      --     --          --     9,416     (9,416)         --           --
  Issuance of common
   stock for services
   (unaudited)..........         --      --     --       19,618      100        --           --           100
  Amortization of stock-
   based compensation
   (unaudited)..........         --      --     --          --       --       1,065          --         1,065
  Net loss (unaudited)..         --      --     --          --       --         --        (6,319)      (6,319)
                          ---------- -------  -----   ---------  -------    -------     --------      -------
Balance at June 30, 2000
 (unaudited)............  16,580,830 $36,507  $ 397   6,937,889  $11,681    $(9,426)    $(18,681)     $20,478
                          ========== =======  =====   =========  =======    =======     ========      =======

   The accompanying notes are an integral part of these financial statements

                            PLUMTREE SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                  For the Six
                                                       For the Year Ended        Months Ended
                                                          December 31,             June 30,
                                                     -------------------------  ----------------
                                                      1997     1998     1999     1999     2000
                                                     -------  -------  -------  -------  -------
                                                                                  (unaudited)
Cash flows from operating activities:
 Net loss........................................... $(1,574) $(3,782) $(7,030) $(2,931) $(6,319)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
   Allowance for doubtful accounts..................     --       --        78      --       147
   Depreciation and amortization....................      45      113      219       98      168
   Amortization of stock-based compensation.........     --       --       325       42    1,065
   Common stock issued for services.................      63      --       --       --       100
   Warrants issued for services.....................     --       --        60      --       120
   Changes in assets and liabilities:
    Accounts receivable.............................      21      (66)  (2,329)    (689)  (5,294)
    Prepaids and other current assets...............     (50)     (95)    (172)      (1)  (2,107)
    Other long term assets..........................     --       --      (108)    (114)  (2,000)
    Accounts payable................................      80      (43)     281      166      115
    Accrued liabilities.............................      32       54    1,198      490    2,022
    Deferred revenue................................     --        14      587      378    2,599
                                                     -------  -------  -------  -------  -------
     Net cash used in operating activities..........  (1,383)  (3,805)  (6,891)  (2,561)  (9,384)
                                                     -------  -------  -------  -------  -------

Cash flows from investing activities:
 Purchases of property and equipment................     (34)    (230)    (134)    (150)    (416)
                                                     -------  -------  -------  -------  -------
     Net cash used in investing activities..........     (34)    (230)    (134)    (150)    (416)
                                                     -------  -------  -------  -------  -------

Cash flows from financing activities:
 Payments on capital lease obligations..............     (30)     (33)     (70)     (29)    (124)
 Proceeds from notes payable........................     --       516    1,500    1,300      421
 Repayments on notes payable........................     --       --    (1,700)    (100)    (100)
 Net proceeds from issuance of convertible preferred
  stock.............................................   2,531    4,002    7,975      --    21,578
 Proceeds from issuance of common stock.............      22        5       90       62      580
 Repurchase of common stock.........................     --        (5)     --       --       --
                                                     -------  -------  -------  -------  -------
     Net cash provided by financing activities......   2,523    4,485    7,795    1,233   22,355
                                                     -------  -------  -------  -------  -------

Net increase (decrease) in cash and cash
 equivalents........................................   1,106      450      770   (1,478)  12,555
Cash and cash equivalents at beginning of period....      18    1,124    1,574    1,574    2,344
                                                     -------  -------  -------  -------  -------
Cash and cash equivalents at end of period.......... $ 1,124  $ 1,574  $ 2,344  $    96  $14,899
                                                     =======  =======  =======  =======  =======

Supplemental disclosure of cash flow information:
  Cash paid for interest............................ $    10  $    61  $   181  $   106  $    29
                                                     =======  =======  =======  =======  =======

Non-cash financing activity:
  Purchases of equipment subject to capital leases.. $   178  $    22  $   284  $   --   $   398
                                                     =======  =======  =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                            PLUMTREE SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
            (Information as of June 30, 1999 and 2000 is unaudited)

1. Organization of the Company

   Plumtree Software, Inc. (the "Company") is a California company incorporated on July 18, 1996 to develop and market infrastructure software and services that enable a business to deploy a corporate portal to information applications and Internet-based services.

   The Company is subject to a number of risks associated with companies at a similar stage of development including competition from larger, more established companies, dependence on new product introductions, volatility of the industry, ability to obtain adequate funding to support growth, dependence on key individuals and the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company.

2. Significant Accounting Policies

 Unaudited Interim Financial Statements

   The accompanying financial statements as of June 30, 2000, and for the six months ended June 30, 1999 and 2000, are unaudited, but in the opinion of management include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. Results for the six months ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

 Unaudited Pro Forma Stockholders' Equity

   The Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering (the "IPO"). If the IPO is consummated under the terms presently anticipated, all of the currently outstanding shares of convertible preferred stock will be converted into 16,580,830 shares of common stock upon the closing of the IPO. The effect of the convertible preferred stock conversion has been reflected as unaudited pro forma stockholders' equity in the accompanying balance sheet as of June 30, 2000.

 Cash and Cash Equivalents

   For purposes of the statement of cash flows, the Company considers investments with an original maturity of three months or less from the date of purchase to be cash and cash equivalents.

 Concentration of Credit Risk

   Two customers accounted for 17% and 12%, respectively, of accounts receivable at December 31, 1999. Four customers accounted for 46%, 26%, 13% and 13%, respectively, of accounts receivable at December 31, 1998. Three customers accounted for 25%, 17% and 12%, respectively, of net sales for fiscal year 1998.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of three to four years.

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)


 Stock-Based Compensation

   The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. This accounting standard permits the use of either a fair value based method of accounting or the method defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") to account for stock-based compensation arrangements. Companies that elect to employ the method proscribed by APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method. The Company has elected to continue to account for its stock-based compensation arrangements under the provisions of APB 25, and, accordingly, it has included in Note 9 the pro forma disclosures required under SFAS No. 123.

 Software Development Costs

   The Company accounts for internally generated software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility of the product, which the Company defines as the development of a working model and further defines as the completion of beta testing of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in technology. Such costs are reported at the lower of unamortized cost or net realizable value. To date, internal software development costs that were eligible for capitalization have been insignificant and the Company has charged all software development costs to research and development expense as incurred.

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

   License revenue consists principally of revenue from the licensing of the Company's software and is generally recognized when a contract is executed, all shipment obligations have been met, collection of the fee is fixed or determinable, and collectibility is probable. When licenses are sold together with services, in accordance with the provisions the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition," license fees are recognized upon shipment, provided that (1) the above criteria have been met, (2) payment of the license fees is not dependent upon the performance of the services, and (3) the services do not include significant modifications to the features and functionality of the software.

   For arrangements which require delivery of unspecified future products over a period, the Company uses the subscription method and recognizes revenue ratably over the period.

   For arrangements in which payment of license fees are dependent upon the performance of services, both the license revenue and service revenues are recognized in accordance with the provisions of Statement of Position ("SOP") 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." When reliable estimates are available for the costs and efforts necessary to complete the

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)

implementation services, the Company accounts for the arrangements under the percentage completion contract method pursuant to SOP 81-1. When such estimates are not available, the completed contract method is utilized.

   Service revenue consists of consulting, training and installation services that the Company provides to its customers. Revenue from such services, when not sold in conjunction with product licenses, is generally recognized as the service is performed. If services are bundled with a license agreement, amounts related to services are unbundled from the license fee based on vendor specific objective evidence as established by transactions where such services have been sold separately.

   Maintenance revenue relates to the Company providing technical support and software updates to customers. Revenue on maintenance contracts is recognized ratably over the term of the contract. If maintenance is bundled with a license agreement, amounts related to maintenance are unbundled from the license fee based on vendor specific objective evidence as established by transactions where such services have been sold separately.

 Net Loss Per Share

   Basic and diluted net loss per common share are presented in conformity with SFAS No. 128, "Earnings Per Share," for all periods presented. In accordance with SFAS No. 128, basic net loss per share is calculated by dividing net loss by the weighted average common shares outstanding during the period, less shares subject to repurchase. Diluted income per share is calculated by dividing the net income by the weighted average common shares outstanding adjusted for all potential common shares, which includes shares issuable upon the exercise of outstanding common stock options, convertible preferred stock, warrants, and other contingent issuances of common stock.

                                                                  Six Months Ended
                              Years Ended December 31,                June 30,
                          -----------------------------------  -----------------------
                             1997        1998        1999         1999        2000
                          ----------  ----------  -----------  ----------  -----------
                                                                    (unaudited)
Net loss (in
 thousands).............  $   (1,574) $   (3,782) $    (7,030) $   (2,931) $    (6,319)
                          ==========  ==========  ===========  ==========  ===========
Basic and diluted:
 Weighted average shares
  of common stock
  outstanding...........   4,371,000   4,114,637    4,233,913   4,066,385    6,334,352
Less: Weighted average
 shares subject to
 repurchase.............    (973,096)   (606,088)    (290,183)   (408,612)  (1,168,996)
                          ----------  ----------  -----------  ----------  -----------
Weighted average shares
 used in computing basic
 and diluted net loss
 per common share.......   3,397,904   3,508,549    3,943,730   3,657,773    5,165,356
                          ==========  ==========  ===========  ==========  ===========
 Basic and diluted net
  loss per common
  share.................  $    (0.46) $    (1.08) $     (1.78) $    (0.80) $     (1.22)
                          ==========  ==========  ===========  ==========  ===========
Shares used above.......                            3,943,730                5,165,356
Pro forma adjustment to
 reflect weighted effect
 of assumed conversion
 of convertible
 preferred stock
 (unaudited)............                            9,899,391               14,888,492
                                                  -----------              -----------
Shares used in computing
 pro forma basic and
 diluted net loss per
 common share
 (unaudited)............                           13,843,121               20,053,848
                                                  ===========              ===========
Pro forma basic and
 diluted net loss per
 common share
 (unaudited)............                          $     (0.51)             $     (0.32)
                                                  ===========              ===========

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)


   The Company has excluded all convertible preferred stock, warrants for convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented.

   Potentially dilutive securities included the following:

                                               As of December 31,      As of
                                              ---------------------  June 30,
                                                 1998       1999       2000
                                              ---------- ---------- -----------
                                                                    (unaudited)
   Common stock subject to repurchase........     84,375    661,821  1,544,280
   Options to purchase common stock..........  3,764,276  3,806,657  4,425,857
   Warrants..................................     64,331    212,168    355,809
   Series A preferred stock..................  1,422,413  1,422,413  1,422,413
   Series B preferred stock..................  3,030,303  3,030,303  3,030,303
   Series C preferred stock..................  4,655,886  4,655,886  4,655,886
   Series D preferred stock..................        --   5,041,445  5,041,445
   Series E preferred stock..................        --         --   2,430,783
                                              ---------- ---------- ----------
     Total................................... 13,021,584 18,830,693 22,906,776
                                              ========== ========== ==========

   Common stock subject to repurchase includes founder's stock and common stock issued pursuant to unvested options exercises (see Notes 9 and 10).

   Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, convertible preferred stock and common stock issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if they had been outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

 Pro Forma Net Loss Per Share (unaudited)

   The calculation of pro forma net loss per share assumes that all series of convertible shares have been converted into common stock as of the original issuance date.

 Stock Split

   In July 1999, the Company amended and restated the Articles of Incorporation which included a three for two stock split of the Company's common and preferred shares which became effective immediately. All share and per share information in these financial statements have been retroactively adjusted to reflect this stock split.

 Segment Reporting

   As of June 30, 2000, management has concluded that the Company only operates in one segment and almost exclusively in the United States.

 Comprehensive Income (Loss)

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which the Company adopted beginning on January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)

general purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with shareholders ("comprehensive income"). Comprehensive income is the total of net income (loss) and all other non-owner changes in shareholders' equity. The Company's only component of comprehensive income is net loss.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to record derivative financial instruments on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (or January 1, 2001 for the Company). In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133." SFAS 138 amends SFAS 133 to (a) exclude from the scope of SFAS No. 133 nonfinancial assets that will be delivered in quantities expected to be used or sold by a company over a reasonable period in the normal course of business and for which physical delivery is probable, (b) permit hedging of a benchmark interest rate, (c) allow hedging of foreign-currency-denominated assets and liabilities and (d) allow for limited hedging of net foreign currency exposures. The Company has no derivative financial and commodity instruments, forward contracts or hedging arrangements in cash and cash equivalents. These statements should not have a material impact on the current financial condition or results of the Company's operations.

   In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 by extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. This statement did not have a material impact on the financial condition or results of the Company's operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company has adopted SAB 101 as required for companies filing initial public offerings.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25)" ("FIN 44"). FIN 44 provides guidance on the application of APB 25, particularly as it relates to options. The effective date of FIN 44 is July 1, 2000 and the Company has adopted FIN 44 as of that date.

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)


3. PREPAIDS AND OTHER CURRENT ASSETS

   Prepaids and other current assets consist of the following (in thousands):

                                                           As of
                                                       December 31,     As of
                                                       -------------  June 30,
                                                        1998   1999     2000
                                                       ------ ------ -----------
                                                                     (unaudited)
     Prepaid royalties................................ $  --  $  --    $1,654
     Prepaid other....................................    127    300      753
                                                       ------ ------   ------
                                                       $  127 $  300   $2,407
                                                       ====== ======   ======

4. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following (in thousands):

                                                        As of
                                                    December 31,       As of
                                                    --------------   June 30,
                                                     1998    1999      2000
                                                    ------  ------  -----------
                                                                    (unaudited)
     Software and computer equipment............... $  180  $  243    $  864
     Furniture and fixtures........................     48      51       134
     Leasehold improvements and other..............    244     598       708
                                                    ------  ------    ------
                                                       472     892     1,706
     Accumulated depreciation and amortization.....   (157)   (379)     (547)
                                                    ------  ------    ------
                                                    $  315  $  513    $1,159
                                                    ======  ======    ======

5. ACCRUED LIABILITIES

   Accrued liabilities consist of the following (in thousands):

                                                           As of
                                                        December 31,    As of
                                                        ------------  June 30,
                                                        1998   1999     2000
                                                        ----- ------ -----------
                                                                     (unaudited)
     Accrued commissions and bonus..................... $ --  $  553   $1,291
     Accrued sales taxes...............................   --     370      771
     Accrued vacation..................................    46    131      260
     Accrued legal.....................................    23    --       --
     Accrued other.....................................    17    229    1,122
                                                        ----- ------   ------
                                                        $  86 $1,283   $3,444
                                                        ===== ======   ======

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)


6. COMMITMENTS AND CONTINGENCIES

 Operating Lease Commitments

   The Company leases its facilities under operating lease agreements. The leases expire at various dates through 2006. As of June 30, 2000 future minimum lease payments under this agreement are as follows (in thousands):

                                                                     Year Ended
                                                                    December 31,
                                                                    ------------
     Six months ended December 31, 2000 (unaudited)................   $   840
     2001..........................................................     1,880
     2002..........................................................     1,857
     2003..........................................................     1,965
     2004..........................................................     2,030
     Thereafter....................................................     3,876
                                                                      -------
                                                                      $12,448
                                                                      =======

   Rent expense under operating leases was approximately $192,000, $420,000 and $391,000 for the years ended December 31, 1998 and 1999, and the six months ended June 30, 2000, respectively.

 Capital Lease Commitments

   In 1997, the Company entered into an equipment lease line which resulted in capital lease obligations expiring at various dates through the year 2002, dependent upon the date equipment was received. These obligations are secured by the underlying equipment which consists of software, computer equipment, and office and furniture equipment. In connection with this lease line, the Company issued warrants to purchase 36,206 shares of Series A at $0.39 per share (see
Note 8). In July 1999, the Company entered into an agreement to extend the equipment lease line from $200,000 to $500,000. In connection with the extension, the Company issued warrants to purchase 9,375 shares of Series D at $1.60 per share (see Note 8). In April 2000, the Company entered into an agreement to extend the equipment lease line from $500,000 to $1,000,000. In connection with the extension, the Company issued warrants to purchase 11,250 shares of common stock at $2.00 per share (see Note 8). As of June 30, 2000, the Company had borrowed approximately $898,000 under the lease line.

   Minimum future lease payments under all noncancellable capital leases as of June 30, 2000 are as follows (in thousands):

                                                                     Year Ended
                                                                    December 31,
                                                                    ------------
     Six months ended December 31, 2000 (unaudited)................    $ 147
     2001..........................................................      263
     2002..........................................................      266
     2003..........................................................       42
                                                                       -----
     Total.........................................................      718
     Less: Amount representing interest at 8%......................      (94)
                                                                       -----
     Present value of minimum lease payments.......................      624
     Less: Current portion.........................................     (218)
                                                                       -----
     Long-term portion.............................................    $ 406
                                                                       =====

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)


 Notes Payable

   In April 1998, the Company entered into a loan agreement with a bank to borrow $750,000 at an interest rate of one percent above the bank's prime rate (9.5% at December 31, 1999). The loan is payable in 36 equal monthly installments through July 2001. The loan is collateralized by substantially all of the Company's assets. In connection with this loan, the Company issued warrants to purchase 28,125 shares of Series C at $0.87 per share (see Note 8). Principal payments due under the loan at June 30, 2000 are as follows (in thousands):

                                                                     Year Ended
                                                                    December 31,
                                                                    ------------
     Six months ended December 31, 2000............................     $100
     2001..........................................................      116
                                                                        ----
                                                                        $216
                                                                        ====

   The Company must comply with certain covenants under this arrangement including liquidity ratios. The Company was in compliance with these covenants at June 30, 2000.

   In March 1999, the Company entered into a loan agreement to with a bank to borrow $1,500,000 at an interest rate of two percent above the bank's prime rate. In connection with the loan, the Company issued warrants to purchase 138,462 shares of Series D at $0.87 per share (see Note 8). The loan was fully repaid in August 1999.

   In March 2000, the Company issued a promissory note to an investor for $421,000. This note did not accrue interest and was payable on demand. The note was converted into 43,829 shares of Series E preferred stock in May 2000.

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)


7. CONVERTIBLE PREFERRED STOCK

   Convertible preferred stock, at no par value, consists of the following, net of issuance costs (in thousands, except share information):

                                                        As of
                                                     December 31,     As of
                                                    --------------  June 30,
                                                     1998   1999      2000
                                                    ------ ------- -----------
                                                                   (unaudited)
   Series A:
    Authorized--1,458,621 shares
    Outstanding--1,422,413 shares;
     liquidation preference of $550................ $  538 $   538   $   538
   Series B:
    Authorized--3,030,303 shares
    Outstanding--3,030,303 shares;
     liquidation preference of $2,000..............  1,993   1,993     1,993
   Series C:
    Authorized--4,699,155 shares
    Outstanding--4,655,886 shares;
     liquidation preference of $4,035..............  4,002   4,002     4,002
   Series D:
    Authorized--0 shares, 5,189,282 shares and
    5,189,282 shares,  respectively
    Outstanding--0 shares, 5,041,445 shares and
    5,041,445 shares;  liquidation preference of
    $8,016.........................................    --    7,975     7,975
   Series E:
    Authorized--0 shares, 0 shares and
    2,604,167 shares, respectively
    Outstanding--0 shares, 0 shares and
    2,430,783 shares, respectively;  liquidation
    preference of $23,336..........................    --      --     21,999
                                                    ------ -------   -------
                                                    $6,533 $14,508   $36,507
                                                    ====== =======   =======

   Significant rights, restrictions and preferences of Series A, B, C, D and E are as follows:

  . The holders of each outstanding share of Series A, B, C, D and E are entitled to receive annual, non-cumulative, dividends of $0.03, $0.05, $0.07, $0.13 and $0.77 per share, respectively, when and as declared by the board of directors, in preference to any distribution to the holders of the common stock.

  . In the event of a liquidation, dissolution or winding-up of the affairs of the Company, the holders of each Series A, B, C, D and E shall be entitled to receive $0.39, $0.66, $0.87, $1.59 and $9.60 per share, respectively, plus all declared and unpaid dividends in preference to any distribution to the holders of the common stock.

  . The preferred shares have full voting rights equivalent to the number of common stock shares into which they are convertible.

  . Each share of preferred stock is convertible, at the option of the shareholder, into one share of common stock, subject to adjustments for certain dilutive events. Each share shall automatically convert prior to the closing of an underwritten public offering of the Company's common stock with an aggregate offering price to the public of at least $15,000,000 and a public offering price per share of at least $12.00.

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)


8. WARRANTS

   In connection with the original equipment lease line discussed in Note 6, a warrant was issued to the leasing company for the purchase of 36,206 shares of Series A preferred stock at an exercise price of $0.39 per share. The right to purchase the Series A shares was immediately effective on signing and exercisable (i) for a period of six years or (ii) upon the closing of an initial public offering, whichever is earlier. The estimated fair value of the warrant at the date of issuance was immaterial.

   In connection with the extension of the lease line discussed in Note 6, a warrant was issued to purchase 9,375 shares of Series D preferred stock at an exercise price of $1.60 per share. The rights to purchase the Series D shares was immediately effective on signing and exercisable (i) for a period of seven years or (ii) upon the closing of an initial public offering, whichever is earlier. The estimated fair value of the warrant at the date of issuance was immaterial

   In April 1998, in connection with the loan agreement discussed in Note 6, a warrant was issued to the bank for the purchase of 28,125 shares of Series C preferred stock at an exercise price of $0.87 per share. The right to purchase the Series C shares was immediately effective upon signing and exercisable (i) for a period of five years or (ii) upon the closing of an initial public offering, whichever is earlier. The estimated fair value of the warrant at the date of issuance was immaterial.

   In March 1999, in connection with the loan agreement discussed in Note 6, a warrant was issued to the bank for the purchase of 138,462 shares of Series D preferred stock at an exercise price of $0.87 per share. The right to purchase the Series D shares was immediately effective upon signing and exercisable (i) for a period of five years or (ii) upon the closing of an initial public offering, whichever is earlier. The estimated fair value of the warrant at the date of issuance was approximately $61,000. This amount was recognized as additional interest expense over the term of the arrangement with the bank.

   In April 2000, in connection with the extension of the lease line discussed in Note 6, a warrant was issued to the leasing company to purchase 11,250 shares of common stock at $2.00 per share. The right to purchase the common stock was immediately effective upon signing and exercisable for a period of seven years. The estimated fair value of the warrant at the date of issuance was approximately $45,000. This amount will be recognized as additional interest expense over the term of the lease line which expires in 2003.

   In May 2000, in connection with the extension of an operating lease, a warrant was issued to the leasing company to purchase 32,391 shares of common stock at $9.60 per share. The right to purchase the common stock was immediately effective upon signing and exercisable for a period of six years. The estimated fair value of the warrant at the date of issuance was approximately $155,000. This amount will be recognized as additional rent expense over the term of the operating lease which expires in 2006.

   In May 2000, the Company entered into a research and development agreement with a customer and stockholder. A warrant was issued to this customer to purchase 100,000 shares of common stock at $2.00 per share. The right to purchase the common stock vests 20,000 shares per month for 5 consecutive months and is exercisable for a period of four months. The estimated fair value of the warrants which were vested as of June 30, 2000 was approximately $115,000 and was recognized as research and development expense in the accompanying statement of operations for the six months ended June 30, 2000. The unvested warrants will be recognized as research and development expense as vesting occurs.

   The fair market value of warrants on the date of grant was computed using the Black-Scholes pricing model with the following assumptions: risk-free interest rates ranging from 5.6 percent to 6.8 percent, expected dividend yield of 0 percent, contractual lives of 0.4 to 7 years, and expected volatility of 70 percent.

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)


9. 1997 EQUITY INCENTIVE PLAN

   In June 1997, the Company adopted the 1997 Equity Incentive Plan (the "Plan") and reserved 4,200,000 shares of common stock for issuance thereunder. Under the Plan, the board of directors may grant incentive and nonqualified stock options to purchase shares of the Company's common stock to employees, directors and consultants of the Company. The exercise price per share for an incentive stock option cannot be less than 100% of the fair market value as determined by the board of directors on the date of grant. The exercise price per share for nonqualified stock options cannot be less than 85% of the fair market value, as determined by the board of directors, on the date of grant. Options generally expire ten years after the date of grant and generally vest over a four year period. In addition, the option holder is entitled to exercise prior to the option's vesting as long as he or she is still an employee. Should the employee subsequently leave, the Company has the right to repurchase unvested shares at the exercise price as of the departure date. Option activity under the Plan through June 30, 2000 was as follows:

                                         Shares                    Weighted
                                       Available     Options       Average
                                       for Grant   Outstanding  Exercise Price
                                       ----------  -----------  --------------
     Authorized.......................  4,200,000         --        $ --
     Granted.......................... (1,740,000)  1,740,000        0.06
     Cancelled........................    215,625    (215,625)       0.06
                                       ----------  ----------       -----
   Balance at December 31, 1997.......  2,675,625   1,524,375       $0.06
                                       ----------  ----------       -----
     Granted.......................... (2,511,307)  2,511,307         --
     Exercised........................        --      (90,470)       0.06
     Cancelled........................    180,936    (180,936)       0.06
                                       ----------  ----------       -----
   Balance at December 31, 1998.......    345,254   3,764,276       $0.06
                                       ----------  ----------       -----
     Authorized.......................  1,500,000         --          --
     Granted.......................... (1,894,566)  1,894,566        0.12
     Exercised........................        --   (1,342,498)       0.07
     Cancelled........................    509,687    (509,687)       0.07
                                       ----------  ----------       -----
   Balance at December 31, 1999.......    460,375   3,806,657       $0.09
                                       ----------  ----------       -----
     Authorized (unaudited)...........  2,000,000         --          --
     Granted (unaudited).............. (2,178,950)  2,178,950        2.14
     Exercised (unaudited)............        --   (1,518,343)       0.37
     Cancelled (unaudited)............     41,407     (41,407)       0.10
                                       ----------  ----------       -----
   Balance at June 30, 2000
    (unaudited).......................    322,832   4,425,857       $0.97
                                       ==========  ==========       =====

   The following table summarizes the options outstanding at June 30, 2000 (unaudited):

                                           Weighted Average
        Range of       Number of Options Remaining Contractual Weighted Average   Number of
     Exercise Prices      Outstanding        Life (Years)       Exercise Price  Options Vested
     ---------------   ----------------- --------------------- ---------------- --------------
       $0.06-$0.09         2,357,293             8.31               $0.08          788,004
          $0.16               77,750             9.22                0.16              --
          $0.32               52,500             9.49                0.32              --
          $1.25               63,814             9.56                1.25              --
       $2.00-$2.40         1,874,500             9.87                2.05              --
       -----------         ---------             ----               -----          -------
       $0.06-$2.40         4,425,857             8.99               $0.96          788,004
       ===========         =========             ====               =====          =======

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)


   At June 30, 2000, 1,544,280 shares of common stock were subject to repurchase by the Company. As a result of the early exercise provision, all options outstanding were exercisable at June 30, 2000.

   The Company accounts for its stock option plans pursuant to APB 25 whereby the difference between the exercise price and the fair value at the date of grant is recognized as compensation expense. Had compensation expense for stock option plans been determined consistent with SFAS No. 123, net losses would have increased to the following pro forma amounts (in thousands, except per share amounts):

                                  Years Ended December 31,
                                 ----------------------------  Six Months Ended
                                   1997      1998      1999     June 30, 2000
                                 --------  --------  --------  ----------------
   Net loss as reported......... $ (1,574) $ (3,782) $ (7,030)     $(6,319)
   Net loss pro forma
    (reflecting adjustment for
    compensation expense
    consistent with SFAS
    No. 123).................... $ (1,580) $ (3,802) $ (7,063)     $(6,421)
   Net loss per share as
    reported.................... $  (0.46) $  (1.08) $  (1.78)     $ (1.22)
   Net loss per share pro forma
    (reflecting adjustment for
    compensation expense
    consistent with SFAS
    No. 123).................... $  (0.46) $  (1.08) $  (1.79)     $ (1.25)

   The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 1997, 1998, 1999 and the six months ended June 30, 2000.

                                                               Six Months Ended
                                 1997       1998       1999     June 30, 2000
                              ---------- ---------- ---------- ----------------
   Risk-free interest rate..  5.8 - 6.5% 5.0 - 5.7% 4.7 - 6.1%    6.3 - 6.6%
   Expected life of the
    option..................     4 years    4 years    4 years       4 years
   Dividend yield...........          0%         0%         0%            0%
   Volatility...............          0%         0%         0%            0%

   In connection with the grant of certain stock options to employees during the year ended December 31, 1999, the Company recorded stock-based compensation of approximately $1.4 million, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price or stock sale price at the date of the option grant or stock sale. Such amount is presented as a reduction of stockholders' equity and amortized on an accelerated basis over the vesting period of the applicable options, generally four years. Approximately $325,000 was expensed during the year ended December 31, 1999. In connection with the grant of certain stock options to employees during the six months ended June 30, 2000, the Company recorded stock-based compensation of approximately $9.4 million. Approximately $1.1 million was expensed during the six months ended June 30, 2000. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

   During the year ended December 31, 1999, the Company issued options to acquire approximately 14,000 shares of common stock to non-employees. The options were immediately exercisable on the date of grant. The fair value of the options on the date of grant was computed using the Black-Scholes pricing model with the following assumptions: risk-free interest rates ranging from 6.0 percent to 6.2 percent, expected dividend yield of 0 percent, contractual lives of 4 years and expected volatility of 70 percent. The estimated fair value of the options was immaterial.

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)


   In April 2000, the Company issued 19,618 shares of common stock in exchange for services. The common stock was issued without restrictions. The estimated fair value of the stock was approximately $100,000 and was recognized as general and administrative expense in the accompanying statement of operations for the six-month period ended June 30, 2000.

10. COMMON STOCK

   As of June 30, 2000, the Company has issued an aggregate of 4,890,470 shares of common stock to founders of the Company, all of which were subject to repurchase rights in the event of termination of employment, at the option of the Company, at $0.01 per share. Such repurchase rights expire at 50% on the date of issuance and the remaining 50% expire ratably over a three-year period commencing on the date of issuance. These rights of repurchase terminated in January 2000.

   In February 1998, the Company repurchased 833,040 shares of common stock from a founder at $0.01 per share.

   In 1997, the Company charged compensation expense of approximately $63,000 related to common stock issued to the Company's founders.

11. INCOME TAXES

   The Company accounts for income taxes pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined using the current applicable enacted tax rate and provisions of the enacted tax law. The components of the net deferred tax asset are as follows (in thousands):

                                                       As of
                                                   December 31,       As of
                                                   --------------   June 30,
                                                   1998    1999       2000
                                                   -----  -------  -----------
                                                                   (unaudited)
   Cumulative net operating loss carryforwards.... $ 494  $ 4,249    $ 4,476
   Capitalized start-up costs.....................     7        7        --
   Manufacturer's investment credit...............     3      --           6
   Research and development tax credits...........   114      141        442
   Cumulative temporary differences...............   (84)    (490)     2,334
                                                   -----  -------    -------
   Total deferred tax assets......................   534    3,907      7,258
   Valuation allowance............................  (534)  (3,907)    (7,258)
                                                   -----  -------    -------
   Net deferred tax assets........................ $ --   $   --     $   --
                                                   =====  =======    =======

   The Company has net operating loss carryforwards as of June 30, 2000 of approximately $11.9 million and $7.1 million, respectively, to offset future federal and state taxable income. The net operating loss carryforwards expire at various dates through the year 2020. The state loss carryforward will expire commencing in 2005. A valuation allowance has been recorded for the entire net deferred tax asset as a result of management's uncertainties regarding realization of the asset including limited operating history of the Company, the lack of profitability and uncertainty over future operating profitability and taxable income.

   The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

                            PLUMTREE SOFTWARE, INC.

            (Information as of June 30, 1999 and 2000 is unaudited)


12. 401(k) PLAN

   The Company maintains a 401(k) retirement plan for full-time employees and may make discretionary contributions. No employer contributions have been made to date.

13. RELATED PARTY TRANSACTIONS

   In November 1999, the Company entered into an agreement with a customer for the sale of license, services and maintenance. In December 1999, this customer became a Series D preferred stockholder on terms identical to the other third party Series D investors. As of December 31, 1999, the Company has recognized approximately $165,000 in revenue from this customer.

   In December 1999, the Company entered into an agreement with a customer for the sale of license, services and maintenance. In May 2000, this customer became a Series E preferred shareholder on terms identical to the other third party Series E investors. As of June 30, 2000, the Company has recognized approximately $257,000 in revenue from this customer.

   In May 2000, the Company entered into an agreement with a customer for the sale of license, services and maintenance. In May 2000, this customer became a Series E preferred shareholder on terms identical to the other third party Series E investors. As of June 30, 2000, the Company has recognized approximately $573,000 in revenue from this customer.

14. SUBSEQUENT EVENT (unaudited)

   In August 2000, the Company entered into a note with an officer of the Company in the amount of $520,000 to exercise options. This note is full recourse at 6.0 percent per annum and is payable upon demand.

                                    PART II

                    [INFORMATION NOT REQUIRED IN PROSPECTUS]

Item 13. Other Expenses of Issuance and Distribution.

   The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Plumtree. All amounts are estimates, other than the registration fee, the NASD fee, and the Nasdaq listing fee.

   SEC Registration fee...................................................
   NASD Filing fee........................................................
   Nasdaq National Market listing fee.....................................
   Accounting fees and expenses...........................................
   Legal fees and expenses................................................
   Director and officer insurance expenses................................
   Printing and engraving expenses........................................
   Transfer agent fees and expenses.......................................
   Blue sky fees and expenses.............................................
   Miscellaneous fees and expenses........................................
                                                                           -----
     Total................................................................
                                                                           =====

--------
  * To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Plumtree) by reason of the fact that the person is or was a director, officer, agent or employee of Plumtree or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if the person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Plumtree, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Plumtree as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to Plumtree, unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

   Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to Plumtree or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   These provisions are permitted under Delaware law.

   Our Amended and Restated Bylaws provide that:

  . we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

  . we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors; and

  . we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

   The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

   We intend to enter into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines, and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 15. Recent Sales of Unregistered Securities.

   During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

  (a) On February 2, 1997, Registrant issued and sold an aggregate of 1,422,413 shares of Series A preferred stock to 4 investors for $0.39 per share, or an aggregate of $550,000. Upon the closing of this offering, each share of Series A preferred stock will automatically convert into one share of common stock. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder on the basis that the transaction did not involve a public offering.

  (b) On July 11, 1997, Registrant issued and sold an aggregate of 3,030,305 shares of Series B preferred stock to 5 investors for $0.66 per share, or an aggregate of $2,000,001. Upon the closing of this offering, each share of Series B preferred stock will automatically convert into one share of common stock. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder on the basis that the transactions did not involve a public offering.

  (c) On April 8, 1997, Registrant issued a warrant to Lighthouse Capital Partners II, L.P. to purchase 36,206 shares of Series A preferred stock for $0.39 per share. The issuance of this warrant was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  (d) On April 20, 1998, Registrant issued a warrant to Silicon Valley Bank to purchase 28,125 shares of Series C preferred stock for $0.87 per share. Upon the closing of this offering this warrant will be automatically terminated unless otherwise exercised. The issuance of this warrant was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  (e) On June 17, 1998, Registrant issued and sold an aggregate of 4,655,886 shares of Series C preferred stock to a total of 11 investors for $0.87 per share, or an aggregate of $4,035,101. Upon the closing of this offering, each share of Series C preferred stock will automatically convert into one share of common stock. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder on the basis that the transactions did not involve a public offering.

  (f) On April 2, 1999, Registrant issued a warrant to Silicon Valley Bank to purchase 138,462 shares of Series D preferred stock for $1.59 per share. The issuance of this warrant was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  (g) On August 4, 1999, and December 12, 1999, Registrant issued and sold an aggregate of 5,041,445 shares of Series D Preferred stock to 15 investors for $1.59 per share, or an aggregate of $8,015,898. Upon the closing of this offering, each share of Series D preferred stock will automatically convert into one share of common stock. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

  (h) On September 25, 1999, Registrant issued a warrant to Lighthouse Capital Partners III, L.P. to purchase up to 9,375 shares of common stock for a weighted average exercise price of $1.60 per share. The issuance of this warrant was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  (i) On April 27, 2000, Registrant issued a warrant to Lighthouse Capital Partners III, L.P. to purchase 11,250 shares of common stock for $2.00 per share. The issuance of this warrant was exempt from registration under the Securities Act pursuant to Section 4(2) hereof on the basis that the transaction did not constitute a public offering.

  (j) On May 2, 2000, May 8, 2000 and May 12, 2000, Registrant issued and sold an aggregate of 2,430,784 shares of Series E preferred stock to 25 investors for $9.60 per share, or an aggregate of $23,333,526. Upon the closing of this offering, each share of Series E preferred stock will automatically convert into one share of common stock. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

  (k) On April 5, 2000, Registrant issued and sold 19,618 shares of common stock to Ramsey Bierne Associates in consideration for services rendered. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder on the basis that the transactions did not involve a public offering.

  (l) On May 8, 2000, Registrant issued a warrant to the Procter & Gamble Company to purchase 100,000 shares of common stock for $2.00 per share. Upon the closing of this offering this warrant will be automatically terminated unless otherwise exercised. The issuance of this warrant was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  (m) On May 18, 2000, June 14, 2000 and on July 12, 2000, an aggregate of 1,000,000 shares of common stock had been issued upon exercise of options under the Registrant's 1997 Equity Incentive Plan at a weighted average exercise price of $2.39 per share for an aggregate $2,400,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder on the basis that the transactions did not involve a public offering.

  (n) On May 31, 2000, Registrant issued a warrant to WXI/San Realty, L.L.C. to purchase 32,391 shares of common stock for $9.60 per share. The issuance of this warrant was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, except that Credit Suisse First Boston acted as placement agent in connection with the transaction described in paragraph (j) above. See "Underwriting." The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate legends were affixed to the share certificates and instruments issued in those transactions.

Item 16. Exhibits and Financial Statement Schedules.

   a. Exhibits

   Exhibit Description
   ------- -----------
    1.1*   Form of Underwriting Agreement
    3.1*   Amended and Restated Certificates of Incorporation of the Registrant
    3.2*   Bylaws of the Registrant
    4.1*   Specimen common stock certificate
    4.2*   Amendment No. 1 to Amended and Restated Investor Rights Agreement
    4.3    Warrant to purchase Series A Preferred Stock, dated April 8, 1997, issued to Lighthouse Capital Partners II, L.P.
    4.4    Warrant to purchase Series C Preferred Stock, dated April 20, 1998, issued to Silicon Valley Bank
    4.5    Warrant to purchase Series D Preferred Stock, dated April 2, 1999, issued to Silicon Valley Bank
    4.6    Warrant to purchase Series D Preferred Stock, dated September 1,
            1999, issued to Lighthouse Capital Partners III, L.P.
    4.7    Warrant to purchase Common Stock, dated April 2000, issued to
            Lighthouse Capital Partners III, L.P.
    4.8    Warrant to purchase Common Stock, dated May 8, 2000, issued to The
            Procter & Gamble Company
    4.9    Warrant to purchase Common Stock, dated May 30, 2000, issued to
            WXI/SAN Realty, L.L.C.
    5.1*   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
   10.1*   Form of Indemnification Agreement between the Registrant and each of its directors and officers
   10.2    1997 Equity Incentive Plan, as amended, and form of agreements thereunder
   10.3*   2000 Omnibus Stock Incentive Plan, and Form of agreements thereunder
   10.4*   2000 Employee Stock Purchase Plan, and form of agreements thereunder
   10.5    Form of Offer Letter between the Registrant and certain executive officers
   10.6+   OEM Agreement, dated April 2000, between the Registrant and Verity,
            Inc.
   10.7+   Software License Agreement, dated December 17, 1999, between the
            Registrant and The Procter & Gamble Company
   10.8+   Licensed Software Terms and Conditions, dated May 12, 2000, between the Registrant and Ford Motor Company
   21      Subsidiaries of the Registrant
   23.1    Consent of Arthur Andersen LLP
   23.2*   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
            Exhibit 5.1)
   24.1    Power of Attorney (included on signature page)
   27.1    Financial Data Schedule

--------
* To be filed by amendment.
+ We have sought confidential treatment from the Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Commission.

   b. Financial Statement Schedules

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing certificates in the denominations and registered in the names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or
      (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, State of California, on September 7, 2000.

                                          PLUMTREE SOFTWARE, INC.

                                                     /s/ John H. Kunze
                                          By: _________________________________
                                                       John H. Kunze
                                               President and Chief Executive
                                                           Officer

   Each person whose signature appears below hereby constitutes and appoints John Kunze and Eric Borrmann, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates

                 Name                              Title                   Date
                 ----                              -----                   ----


          /s/ John H. Kunze             President, Chief Executive   September 7, 2000
______________________________________     Officer and Director
            John H. Kunze


          /s/ Eric Borrmann               Chief Financial Officer    September 7, 2000
 ______________________________________
            Eric Borrmann

         /s/ Peter Seidenberg                   Controller           September 7, 2000
 ______________________________________
           Peter Seidenberg

           /s/ John Dillon                       Director            September 7, 2000
 ______________________________________
             John Dillon

          /s/ Rupen Dolasia                      Director            September 7, 2000
 ______________________________________
            Rupen Dolasia

          /s/ Pierre Lamond                      Director            September 7, 2000
______________________________________
            Pierre Lamond

                                 EXHIBIT INDEX

 Exhibit Description
 ------- -----------
  1.1*   Form of Underwriting Agreement


  3.1*   Amended and Restated Certificates of Incorporation of the Registrant


  3.2*   Bylaws of the Registrant


  4.1*   Specimen common stock certificate


  4.2*   Amendment No. 1 to Amended and Restated Investor Rights Agreement


  4.3 Warrant to purchase Series A Preferred Stock, dated April 8, 1997, issued to Lighthouse Capital Partners II, L.P.


  4.4 Warrant to purchase Series C Preferred Stock, dated April 20, 1998, issued to Silicon Valley Bank


  4.5 Warrant to purchase Series D Preferred Stock, dated April 2, 1999, issued to Silicon Valley Bank


  4.6 Warrant to purchase Series D Preferred Stock, dated September 1, 1999, issued to Lighthouse Capital Partners III, L.P.


  4.7    Warrant to purchase Common Stock, dated April 2000, issued to
          Lighthouse Capital Partners III, L.P.


  4.8    Warrant to purchase Common Stock, dated May 8, 2000, issued to The
          Procter & Gamble Company


  4.9    Warrant to purchase Common Stock, dated May 30, 2000, issued to
          WXI/SAN Realty, L.L.C.


  5.1*   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP


 10.1*   Form of Indemnification Agreement between the Registrant and each of its directors and officers


 10.2 1997 Equity Incentive Plan, as amended, and form of agreements thereunder


 10.3*   2000 Omnibus Stock Incentive Plan, and Form of agreements thereunder


 10.4*   2000 Employee Stock Purchase Plan, and form of agreements thereunder


 10.5 Form of Offer Letter between the Registrant and certain executive officers


 10.6+   OEM Agreement, dated April 2000, between the Registrant and Verity,
          Inc.


 10.7+   Software License Agreement, dated December 17, 1999, between the
          Registrant and The Procter & Gamble Company


 10.8+   Licensed Software Terms and Conditions, dated May 12, 2000, between the Registrant and Ford Motor Company


 21      Subsidiaries of the Registrant


 23.1    Consent of Arthur Andersen LLP


 23.2*   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1)


 24.1    Power of Attorney (included on signature page)


 27.1    Financial Data Schedule

--------
* To be filed by amendment.
+ We have sought confidential treatment from the Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Commission.